Exhibit 4.11
* Portions of this exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
dated as of
December 7, 2006
by and among
PROTHERICS PLC,
MACROMED ACQUISITION CORP.
and
MACROMED, INC.

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

SECTION 11.5 Governing Law	43
SECTION 11.6 Divisions and Headings	43
SECTION 11.7 Parties in Interest	43
SECTION 11.8 Severability	44
SECTION 11.9 Jurisdiction	44
SECTION 11.10 Counterparts	44
SECTION 11.11 Interpretation	44
SECTION 11.12 Tax Advice and Reliance	44

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
     THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of December 7, 2006 (this “Agreement”) is by and among Protherics PLC, a public limited company incorporated under the laws of England and Wales (registered number 2459087) (“PTI”), MacroMed Acquisition Corp., a Utah corporation and a direct, wholly-owned Subsidiary of PTI (“PTI Merger Sub”), and MacroMed, Inc., a Utah corporation (the “Company”).
WITNESSETH:
     WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company and PTI will enter into a business combination transaction pursuant to which PTI Merger Sub will merge with and into the Company and the Company will be the surviving entity (the “Merger”);
     WHEREAS, the boards of directors of PTI, PTI Merger Sub and the Company have each determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, each such company and their respective shareholders and have approved the transactions contemplated hereby;
     WHEREAS, the board of directors of the Company has recommended that the Company’s shareholders approve the transactions contemplated by this Agreement;
     WHEREAS, the requisite number of the Company’s shareholders required by Utah law will have approved this Agreement and the Merger prior to the Closing Date;
     WHEREAS, it is intended that certain stockholders of the Company will enter into Voting Agreements with PTI concurrently herewith;
     WHEREAS, pursuant to the Merger and subject to the terms and conditions of this Agreement, each issued and outstanding share of Company Common Stock and Company Preferred Stock other than Dissenters’ Shares will be converted into the right to receive PTI Ordinary Shares;
     WHEREAS, in order to induce PTI to enter into this Agreement, each of the Joinder Parties has executed and delivered a joinder to this Agreement (the “Joinder”) pursuant to which each Joinder Party will be liable for the Company’s obligations hereunder and certain other obligations hereunder, including, but not limited to, the indemnification obligations set forth in Article X;
     WHEREAS, for United States federal income tax purposes, the parties intend that the Merger qualify (i) as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder and (ii) for an exception to the general rule of Section 367(a)(1) of the Code, and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, PTI and PTI Merger Sub hereby agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “1933 Act” means the Securities Act of 1933, as amended.

     “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the transactions contemplated by this Agreement) involving the Company: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer, license or other disposition, in whole or part, of all or substantially all the assets, securities or business of the Company or any product or item of Owned Intellectual Property or Third Party Intellectual Property that is material to the Company as a whole, in a single transaction or series of related transactions; or (iii) any offer for ten percent (10%) or more of the Company Common Stock or Company Preferred Stock (other than by conversion or cancellation of existing Indebtedness into Company Stock as contemplated by Section 3.4); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, in all cases, whether the Company or one of its affiliates is the offeror, acquirer or target.
     “Admission” means the admission of the PTI Ordinary Shares comprised in the Merger Consideration (excluding the Holdback Shares) to the Official List and to trading on the London Stock Exchange’s market for listed securities becoming effective.
     “Agreement” has the meaning set forth in the preamble.
     “Amended Articles” means the Amended and Restated Articles of Incorporation of the Company in the form attached hereto as Exhibit 1.1 to be filed by the Company prior to the Closing Date.
     “Articles of Merger” has the meaning set forth in Section 2.2.
     “Audited Financial Statements” has the meaning set forth in Section 4.4.
     “BD Litigation” has the meaning set forth in Section 4.10.
     “BD Reserve” has the meaning set forth in Section 4.10.
     “Break Fee” means an amount equal to the aggregate amount of funds advanced by PTI to the Company prior to the Closing.
     “Capitalization Date” means December 6, 2006.
     “Certificates” means a certificate or certificates which, immediately prior to the Effective Time, represent outstanding shares of Company Common Stock or Company Preferred Stock.
     “Claims Certificate” has the meaning set forth in Section 10.5(c).
     “Closing” has the meaning set forth in Section 2.3.
     “Closing Date” has the meaning set forth in Section 2.3.
     “Code” has the meaning set forth in the Recitals.
     “Common Exchange Rate” has the meaning set forth in Section 3.1(d).
     “Common Stock Value” means the price per share of Company Common Stock obtained by dividing (i) the Purchase Price minus the aggregate amount payable to the holders of Company Preferred Stock pursuant to Section 3.1(c), by (ii) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and entitled to be converted into PTI Ordinary Shares pursuant to Section 3.1(d).
     “Company” has the meaning set forth in the preamble.
     “Company Benefit Plan” has the meaning set forth in Section 4.12(a).

     “Company Common Stock” means the common stock of the Company, par value $0.01 per share.
     “Company Disclosure Schedule” means the disclosure schedule delivered by the Company to PTI prior to the execution of this Agreement.
     “Company Permits” has the meaning set forth in Section 4.11.
     “Company Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.01 per share.
     “Company Required Approvals” has the meaning set forth in Section 4.7(a).
     “Company Shareholder Meeting” has the meaning set forth in Section 7.1(a).
     “Company Stock” means the Company Common Stock and the Company Preferred Stock.
     “Company Trade Secrets” has the meaning set forth in Section 4.18(a)(ii).
     “Confidentiality Agreement” has the meaning set forth in Section 9.3.
     “Damages” means all assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys’, accountants’, investigators’, and experts’ fees and expenses.
     “Diatos” means Diatos, SA, a French corporation.
     “Diatos Agreement” means that certain Exclusive License Agreement, dated December 15, 2004, with Diatos.
     “Diatos Milestone” means a milestone payment of $* due to the Company pursuant to the Diatos Agreement, for which the Company has agreed or will agree to accept late payment.
     “Diatos Obligation” has the meaning set forth in Section 10.2(a).
     “Diatos Full Payment” has the meaning set forth in Section 10.2(a).
     “Diatos Transfer” has the meaning set forth in Section 10.2(a).
     “Direct Claim” has the meaning set forth in Section 10.5(c).
     “Dissenters’ Damages” has the meaning set forth in Section 10.2(a)(iv).
     “Dissenters’ Shares” has the meaning set forth in Section 3.8.
     “Effective Time” has the meaning set forth in Section 2.2.
     “EHS Laws” has the meaning set forth in Section 4.14.
     “Equity Fundraising” means the cash placings and open offer as contemplated by the placing agreement, dated as of December 7, 2006, between PTI, Nomura Code Securities Limited and Piper Jaffray Limited, to be completed simultaneously with the Closing.
     “ERISA” has the meaning set forth in Section 4.12(a).
     “ERISA Affiliate” means any related company, entity or trade or business that is required to be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the Code and any predecessor or successor company, entity or trade or business of the Company.
* Confidential treatment requested

     “Excluded Representations and Warranties” has the meaning set forth in Section 10.3(a)(i).
     “Exclusivity Period” has the meaning set forth in Section 7.3(a).
     “Expenses” includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, brokers, finders, experts and consultants to a party hereto and its affiliates, including, but not limited to, fees and expenses of BMO Capital Markets Corp. (formerly Harris Nesbitt Corp.) incurred by a party or on its behalf in connection with, or related to, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the solicitation of shareholder consents and all other matters related to the transactions contemplated by this Agreement.
     “Financial Statements” has the meaning set forth in Section 4.4.
     “GAAP” means generally accepted accounting principles, as promulgated by the Financial Accounting Standards Board, and as in effect in the U.S. from time to time.
     “Governmental Entity” has the meaning set forth in Section 4.7(a).
     “Hazardous Substance” has the meaning set forth in Section 4.14.
     “Holdback Shares” has the meaning set forth in Section 3.5.
     “Holdback Period” has the meaning set forth in Section 3.5.
     “Income Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to any federal, state, local or foreign income tax, including any interest, penalty or addition thereto, whether disputed or not, including any schedule or attachment thereto, and including any amendment thereof.
     “Indebtedness” has the meaning set forth in Section 3.4.
     “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether owned or held for use under license, whether registered or unregistered, including, without limitation, such rights in and to: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, trade names, brand names, corporate names, assumed names, business names and all other indicia of origin; (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations in part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) works of authorship and all other copyrightable works; (iv) trade secrets (including, without limitation, those trade secrets defined in the United States Uniform Trade Secrets Act and under corresponding foreign statutory and common law), formulas, compositions, processes, techniques, business and technical information, know-how, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (v) computer software, including without limitation, data files, source and object code, application programming, user interfaces, manuals, databases and other software related specifications and documentation; (vi) domain names and uniform resource locators; and (iv) moral rights; including with respect to each of the foregoing, (A) claims, causes of action and defenses relating to the enforcement of any of the foregoing, (B) the goodwill associated with any of the foregoing; and (C) all registrations of, applications for the registration of, and renewals and extensions of any of the foregoing with or by any Governmental Entity in any jurisdiction worldwide.
     “Intellectual Property Licenses” has the meaning set forth in Section 4.18(d).
     “IRS” has the meaning set forth in Section 4.12(a).

     “Joinder” has the meaning set forth in the Recitals.
     “Joinder Parties” means Dr. Jacques Gonella, Professor Sung Wan Kim, Samyang Corporation, Samyang Genex Corporation and Leonard Jacob.
     “Joinder Parties’ Cap” has the meaning set forth in Section 10.3(a)(ii).
     “Joinder Party Indemnitee” has the meaning set forth in Section 10.2.
     “Joinder Party Pro Rata Basis” means, with respect to each Joinder Party, the fraction that is obtained by dividing (a) the number of PTI Ordinary Shares owned by such Joinder Party that were received in the Merger as Merger Consideration by (b) the sum of the PTI Ordinary Shares that were received in the Merger as Merger Consideration by the Joinder Parties.
     “Knowledge”, “Known” or similar terms, whether or not capitalized, shall mean (a) with respect to a natural Person, if the Person is actually aware of the fact or matter, after reasonable inquiry, and (b) with respect to the Company, if any of the Knowledge Parties has knowledge, after reasonable inquiry, of the fact or matter. A Person shall be deemed to have made reasonable inquiry if he or she makes inquiry of Persons actively employed by that entity who have principal responsibility for those matters, without a review of historical files.
     “Knowledge Parties” means each of Shelli Baxter, Jeffrey Brown, Nancy Elstad, Kirk Fowers, Jim Herrin, Phaedra Kilbourn, Alex Kim, Peter Knauer, Ramesh Rathi and Thomas Bergmann.
     “Law” means any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, rule or regulation entered by a Governmental Entity.
     “Lien” means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
     “London Stock Exchange” means the London Stock Exchange PLC.
     “Material Adverse Effect” means with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is, or is reasonably likely to be, materially adverse to (i) the assets, properties, condition (financial or otherwise), results of operations or prospects of such entity taken as a whole or (ii) the ability of such party to consummate the transactions contemplated by this Agreement.
     “Material Consents” has the meaning set forth in Section 8.4(h).
     “Material Contracts” has the meaning set forth in Section 4.16(a).
     “Merger” has the meaning set forth in the Recitals.
     “Merger Consideration” means the total number of PTI Ordinary Shares delivered in exchange for Company Common Stock and Company Preferred Stock pursuant to Sections 3.1(c) and (d) of this Agreement.
     “Most Recent Balance Sheet” has the meaning set forth in Section 4.5.
     “Most Recent Balance Sheet Date” has the meaning set forth in Section 4.4.
     “New Preferred Shares” has the meaning set forth in Section 4.2(a).
     “Official List” has the meaning set forth in Section 3.5.
     “Options” has the meaning set forth in Section 3.3.

     “Owned Intellectual Property” has the meaning set forth in Section 4.18(a)(i).
     “Patent Opinions” has the meaning set forth in Section 7.17.
     “PBGC” has the meaning set forth in Section 4.12(h).
     “Personal Property Leases” has the meaning set forth in Section 4.9(a).
     “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the U.S. Securities Exchange Act of 1934).
     “Placing Agreement” shall have the meaning set forth in Section 8.4(j).
     “Post-Closing Tax Return” has the meaning set forth in Section 7.15(a).
     “Pre-Closing Tax Return” has the meaning set forth in Section 7.15(a).
     “Preferred Exchange Rate” has the meaning set forth in Section 3.1(c).
     “PTI” has the meaning set forth in the preamble.
     “PTI Cap” has the meaning set forth in Section 10.3(b)(ii).
     “PTI Disclosure Circular” has the meaning set forth in Section 7.1(c).
     “PTI Indemnitee” has the meaning set forth in Section 10.2.
     “PTI Merger Sub” has the meaning set forth in preamble.
     “PTI Ordinary Shares” means the ordinary shares with a par value of two pence, each in the capital of PTI.
     “PTI Shareholder Meeting” has the meaning set forth in Section 7.1(b).
     “Purchase Price” means $25,000,000, less (i) the Break Fee and (ii) the Company’s unpaid Expenses to the extent that such unpaid Expenses exceed $350,000.
     “Real Property Leases” means all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property.
     “Required Company Vote” means an affirmative vote or delivery of written consents in accordance with Section 16-10a-1103 of the URBCA in favor of the proposal by a majority of all of the votes entitled to be cast on the plan of merger.
     “Required PTI Vote” means the approval by PTI shareholders at the PTI Shareholder Meeting of (A) ordinary resolutions of PTI to (i) approve this Agreement and the Merger, (ii) increase the authorized share capital of PTI and (iii) authorize the board of directors of PTI pursuant to Section 80 of the Companies Act to allot PTI Ordinary Shares pursuant to this Agreement.
     “Representative” means Thomas Bergmann, who shall serve as the representative of the Joinder Parties for purposes of receiving all notices required hereunder or made pursuant to this Agreement and for purposes of Article X hereof.
     “SEC Documents” has the meaning set forth in Section 5.5(a).
     “Shareholders” means the holders of Company Common Stock and Company Preferred Stock.

     “State Securities Laws” has the meaning set forth in Section 3.1(f).
     “Subsidiary” means any corporation or other entity with respect to which a specified Person (or its subsidiary) owns a majority of the common stock or other voting equity interests or has the power to vote or direct the voting of sufficient equity interests to elect a majority of the directors or other governing body, or of which such Person acts as general partner, managing member or similar function.
     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Takeover Statutes” means any requirement of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover Laws and regulations of any state.
     “Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     “Third Party Claim” has the meaning set forth in Section 10.5(a).
     “Third Party Intellectual Property” has the meaning set forth in Section 4.18(a)(i).
     “Threshold” has the meaning set forth in Section 10.3(a)(i).
     “Transaction Price” means the theoretical ex-placing price of a PTI Ordinary Share, calculated using the following formula:
     where:
A	=	the average closing offer price of a PTI Ordinary Share as shown on the Official Daily List of the London Stock Exchange for the twenty (20) trading days immediately preceding PTI’s announcement of the Equity Fundraising;

B	=	the number of PTI Ordinary Shares issued and outstanding immediately prior to the announcement of the Equity Fundraising;

C	=	the number of new PTI Ordinary Shares to be issued in the Equity Fundraising; and

D	=	the price per share at which PTI Ordinary Shares are issued to purchasers in the Equity Fundraising.
     For purposes of Sections 3.1(c) and 3.1(d), the Transaction Price shall be converted to U.S. dollars using the currency exchange rate published in the Financial Times at the close of the business day immediately preceding the announcement to the public of the parties’ execution of this Agreement.
     “Transferred Employees” has the meaning set forth in Section 7.14.

     “U.K. Listing Authority” means the U.K. Financial Services Authority in its capacity as the competent authority under the Financial Services and Markets Act 2000 of the United Kingdom.
     “URBCA” means the Utah Revised Business Corporation Act.
     “U.K.” means the United Kingdom.
     “U.S.” means the United States of America.
     “Voting Agreements” means the written agreement of each Shareholder of the Company listed on Section 1.1 of the Company Disclosure Schedule, executed concurrently with this Agreement, in the form of Exhibit 8.4(o) hereof evidencing such Shareholder’s agreement to vote in favor of the Merger at the Company Shareholder Meeting.
     “WARN Act” means the United States Worker Adjustment and Retraining Notification Act and any similar state, local or foreign law.
     “Warrants” has the meaning set forth in Section 3.3.
ARTICLE II
THE MERGER
     SECTION 2.1 The Merger . At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the URBCA, PTI Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of PTI Merger Sub shall cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).
     SECTION 2.2 Effective Time. Subject to the provisions of this Agreement, the Company, as the Surviving Corporation, shall cause the Merger to be consummated by filing articles of merger pursuant to Section 16-10a-1105 of the URBCA with the Division of Corporations and Commercial Code of the Utah Department of Commerce (the “Articles of Merger”), as soon as practicable following satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing), and in any case, on the day immediately prior to the Closing Date. The Articles of Merger shall provide that the Merger will become effective at 9:00 a.m. Mountain Standard Time (the “Effective Time”) on the Closing Date. Upon filing of the Articles of Merger, all conditions to this Agreement will be deemed satisfied or waived, save those contained in Sections 8.3(c) and 8.4(j). Following admission of the PTI Ordinary Shares being issued as Merger Consideration (excluding the Holdback Shares) to the Official List and to trading on the London Stock Exchange’s market for listed securities, no party will take any steps to withdraw or cause the withdrawal of the Articles of Merger.
     SECTION 2.3 Closing of the Merger. The closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by PTI, which shall be no later than the next business day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 2795 East Cottonwood Parkway, Suite 300, Salt Lake City, Utah, unless another time, date or place is agreed to in writing by the parties hereto.
     SECTION 2.4 Effects of the Merger. The Merger shall have the effects set forth in the URBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and PTI Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and PTI Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.
     SECTION 2.5 Articles of Incorporation and Bylaws. The articles of incorporation in the form attached hereto as Exhibit 2.5, which articles of incorporation shall be filed with the Division of Corporations and

Commercial Code of the Utah Department of Commerce simultaneously with the Articles of Merger, shall be the articles of incorporation of the Surviving Corporation immediately following the Effective Time, until amended in accordance with such articles of incorporation and the URBCA. The bylaws of PTI Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation immediately following the Effective Time, until amended in accordance with such bylaws, the articles of incorporation and the URBCA.
     SECTION 2.6 Directors. The directors of PTI Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective death, resignation or removal or until their respective successors are duly elected and qualified. The directors of the Company immediately prior to the Effective Time shall tender their resignations as directors of the Company, effective as of the Effective Time.
     SECTION 2.7 Officers. The officers of the Company immediately prior to the Effective Time shall tender their resignations effective as of the Effective Time to the Company and Saul Komisar and Richard Wilkinson shall be appointed as the President and the Treasurer/Secretary, respectively, of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until successors are duly elected or appointed and qualified.
ARTICLE III
CONVERSION OF SECURITIES
     SECTION 3.1 Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any securities of the Company or PTI Merger Sub:
          (a) Securities of PTI Merger Sub. The issued and outstanding securities of PTI Merger Sub shall remain issued, outstanding and unchanged as validly issued, fully paid and non-assessable securities of the Surviving Corporation.
          (b) Cancellation of Treasury Stock. Each share, if any, of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
          (c) Conversion of Company Preferred Stock. Shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (including the New Preferred Shares, but excluding Dissenters’ Shares and Company Preferred Stock to be cancelled in accordance with Section 3.1(b)) shall be converted into and be exchangeable for the right to receive a number of fully paid and non-assessable PTI Ordinary Shares as determined pursuant to the Preferred Exchange Rate. The “Preferred Exchange Rate” shall mean, with respect to each share of Company Preferred Stock to be converted hereunder, the number of PTI Ordinary Shares, rounded to the nearest whole share, obtained by dividing $12.50 by the Transaction Price. The number of PTI Ordinary Shares to be issued to each holder of Company Preferred Stock hereunder shall be reduced by such holder’s pro rata share (on an as-converted basis) of the Holdback Shares to be withheld pursuant to Section 3.5.
          (d) Conversion of Company Common Stock. Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenters’ Shares and shares of Company Common Stock to be cancelled in accordance with Section 3.1(b)), shall be converted into and be exchangeable for the right to receive a number of fully paid and non-assessable PTI Ordinary Shares as determined pursuant to the Common Exchange Rate. The “Common Exchange Rate” shall mean, with respect to each share of Company Common Stock to be converted hereunder, the number of PTI Ordinary Shares, rounded to the nearest whole share, obtained by dividing the Common Stock Value by the Transaction Price. The number of PTI Ordinary Shares to be issued to each holder of Company Common Stock hereunder shall be reduced by such holder’s pro rata share of the Holdback Shares to be withheld pursuant to Section 3.5.

          (e) The PTI Ordinary Shares to be issued pursuant to the Merger shall be allotted and issued on terms that they, when issued and fully paid or credited as fully paid, rank pari passu in all respects with the PTI Ordinary Shares in issue on the date of such issuance and with the PTI Ordinary Shares to be issued in connection with the Equity Fundraising including the right to receive all dividends and other distributions declared, paid or made after the Closing Date on the ordinary share capital of PTI and free from all Liens (other than as provided in Section 7.10 hereof). The allotment and issue of the PTI Ordinary Shares to be issued pursuant to the Merger shall be made upon and subject to the memorandum and articles of association of PTI.
          (f) The PTI Ordinary Shares to be issued pursuant to the Merger will not have been registered under the 1933 Act or the securities laws of any State of the United States (the “State Securities Laws”) and will be issued to certain Shareholders as set forth herein in transactions not requiring registration under the 1933 Act or any State Securities Laws, and may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the 1933 Act or any applicable State Securities Laws, pursuant to an exemption therefrom or in a transaction not subject thereto. Each certificate representing PTI Ordinary Shares to be issued pursuant to the Merger will contain a legend substantially to the following effect:
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF A U.S. PERSON IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
Neither PTI nor any of its affiliates is under any obligation to register the sale, transfer or other disposition of the PTI Ordinary Shares to be issued pursuant to the Merger by any Shareholder or on behalf of any Shareholder under the 1933 Act or any State Securities Laws or to take any other action necessary in order to make compliance with an exemption from such registration available.
     SECTION 3.2 Certain Adjustments. If between the date of this Agreement and the Effective Time the outstanding PTI Ordinary Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the number and price of PTI Ordinary Shares for purposes of calculating the Common Exchange Rate and the Preferred Exchange Rate shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or such similar event.
     SECTION 3.3 Options and Warrants. All outstanding and unexercised options to purchase Company Stock as of the Effective Time (the “Options”) will be cancelled as of the Effective Time and cease to represent the right to purchase any shares of Company Stock or securities of any other entity. All outstanding and unexercised warrants to purchase Company Stock as of the Effective Time (the “Warrants”) will be terminated. The Company shall, prior to the Closing Date, take any and all action as may be necessary, if any, to effect such cancellations and terminations.
     SECTION 3.4 Indebtedness. Prior to the Closing Date, the Company (or, if appropriate, the board of directors of the Company or an appropriate committee of the board of directors of the Company) shall take such action as may be required or necessary (including the obtaining of all applicable consents) to pay or repay in full or convert into shares of Company Stock any and all Indebtedness, including, but not limited to Indebtedness to any Shareholder. “Indebtedness” means the following items of the Company, immediately prior to Closing determined in accordance with GAAP: all indebtedness for borrowed money (including the principal amount thereof and the amount of accrued and unpaid interest thereon) of the Company, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, Shareholders or otherwise; (ii) all loans, advances, fees, royalties and any accrued and unpaid interest related thereto, whether owing to banks, financial institutions, Shareholders or otherwise (excluding trade payables); (iii) all guaranties and other obligations of the Company in respect of indebtedness for borrowed money of persons other than the Company; and (iv) all premiums, fees, penalties, change of control payments or other consideration in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement.
     SECTION 3.5 Holdback Shares. Ten percent (10%) of the PTI Ordinary Shares issuable to each Shareholder pursuant to Section 3.1(c) and (d) above (the “Holdback Shares”) will not be issued by PTI at Closing, but will be applied as payment of the obligations of the Joinder Parties pursuant to Article X hereof, if any. Except as otherwise set forth herein, for purposes of any payments due in respect of a claim for indemnification under Section 10.4 hereof, the PTI Ordinary Shares that make up the Holdback Shares will be valued at the closing mid-market price of a PTI Ordinary Share on the Official Daily List of the London Stock Exchange on the day before payment in settlement of such claim. Eighteen (18) months following Closing, the Holdback Shares will be issued to the Shareholders in the proportions to which they are entitled, less any PTI Ordinary Shares applied against such obligations of the Joinder Parties; provided, however, that if there is an outstanding notice of a claim for indemnification at the end of such eighteen (18) month period in compliance with the terms of this Agreement, such applicable period shall not end in respect of such claim until such claim is resolved. As soon as reasonably practicable after PTI becomes obligated to issue all or part of the Holdback Shares, PTI will use commercially reasonable efforts to obtain admission of such PTI Ordinary Shares to the official list maintained by the U.K. Listing Authority pursuant to Part VI of the Financial Services and Markets Act 2000 (the “Official List”) and to trading on the London Stock Exchange’s market for listed securities.
     SECTION 3.6 No Further Ownership Rights. All PTI Ordinary Shares issued as Merger Consideration shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock or shares of Company Preferred Stock, as the case may be (other than pursuant to Section 10.2(b) regarding indemnification). Each Certificate representing shares of Company Stock (other than shares as to which dissenters’ rights have been perfected as provided in Section 3.8) shall, from and after the Effective Time, cease to represent shares of Company Stock and shall represent for all purposes only the right to receive the Merger Consideration, if any, in exchange therefore.
     SECTION 3.7 Dissenting Shares. Notwithstanding any statement or provision herein to the contrary, shares of Company Common Stock and Company Preferred Stock outstanding on or before the Company Shareholder Meeting and held by a holder who has not voted in favor of the Merger and who has exercised dissenters’ rights in respect of such shares of Company Common Stock or Company Preferred Stock in accordance with the URBCA (“Dissenters’ Shares”) shall not be converted into a right to receive the applicable Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses his dissenters’ or objecting shareholders’ rights. Dissenters’ Shares shall be treated in accordance with Sections 16-10a-1301-1303, -1320-28, -1320-30 and -1320-31 of the URBCA. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to demand the payment of fair value for Dissenters’ Shares under the URBCA, such shares of Company Common Stock or Company Preferred Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration in the manner contemplated in Section 3.1. The Company shall give PTI prompt notice of any demands received by the Company for the exercise of dissenters’ rights with respect to shares of Company Common Stock and PTI shall have the right to participate in all negotiations and proceedings relating to Dissenters’ Shares with respect to such demands including any final decision, settlement, or other arrangement arising from such negotiations or proceedings. In the event any amounts shall become due and payable in respect of such demands, such amounts shall be paid by the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as set forth in the Company Disclosure Schedule (referencing the appropriate section of this Article IV, or as otherwise are clearly applicable to such section) the Company hereby represents and warrants to each of PTI and PTI Merger Sub as follows:
     SECTION 4.1 Organization and Qualification. (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted, except where the failure to be duly organized and existing or to have such power and authority could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) The Company does not own, directly or indirectly, beneficially or of record, any shares of capital stock or other security of any other entity or any other investment in any other entity. The Company has no Subsidiaries.
          (c) The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary except where the failure to be so qualified or licensed could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          (d) The Company has heretofore delivered to PTI accurate and complete copies of the articles of incorporation and bylaws of the Company as currently in effect.
     SECTION 4.2 Capitalization of the Company. (a) As of the date of this Agreement, the authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock; and (ii) 3,000,000 shares of Company Preferred Stock. As of the Closing Date and after filing of the Amended Articles, the authorized capital stock of the Company will consist of: (i) 90,000,000 shares of Company Common Stock; and (ii) 30,000,000 shares of Company Preferred Stock. As of the date of this Agreement, (i) 6,872,726 shares of Company Common Stock were issued and outstanding; (ii) 680,000 shares of Company Preferred Stock were issued and outstanding; (iii) 49,411,152 shares of Company Common Stock were reserved for issuance pursuant to the conversion of issued and outstanding shares of Company Preferred Stock or upon exercise of outstanding options and warrants; and (iv) no shares of Company Common Stock or Company Preferred Stock were issued and held in the treasury of the Company. All the outstanding shares of Company Common Stock or shares of Company Preferred Stock are duly authorized, validly issued, fully paid and non-assessable. The Company proposes to issue, at or prior to the Closing Date, 102,000 shares of Company Preferred Stock to service providers of the Company and 1,138,000 shares of Company Preferred Stock upon cancellation of the outstanding principal and interest on certain Company promissory notes and warrants, in the amounts and to the holders set forth in Section 4.2(a) of the Company Disclosure Schedule (collectively, the “New Preferred Shares”). The New Preferred Shares, when issued, shall be duly authorized, validly issued, fully paid and non-assessable. Except for the New Preferred Shares, at the Effective Time, there will have been no issuances of shares of the capital stock or other securities of the Company or of options, warrants and rights with respect to Company Common Stock or other securities of the Company since the date of this Agreement. Section 4.2(a) of the Company Disclosure Schedule sets forth a complete and correct list of the holders of Company Common Stock and Company Preferred Stock, as well as the number of shares of each class held by each such holder, (i) as of the date of this Agreement, and (ii) immediately prior to the Effective Time.
          (b) Except for the transactions contemplated by this Agreement and as listed in Section 4.2(a) or in Section 4.2(b) of the Company Disclosure Schedule, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no authorized or outstanding options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character (whether or not conditional) relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interest in the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Preferred Stock or other capital stock of the Company, or to make any payments based on the market price or value of shares or other capital stock of the Company, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.
     SECTION 4.3 Authority Relative to the Agreement. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the Required Company Vote. The board of directors of the Company has, by unanimous vote of those present (who constituted 100% of the directors then in office), duly and validly authorized the execution, delivery and performance of this Agreement and approved the consummation of the transactions contemplated hereby, including the Merger. Except for actions requested to be performed under Section 7.1 of this Agreement, the Company has taken all corporate actions required to be taken by the board of directors of the Company for the consummation of the transactions, including the Merger, contemplated hereby and has: (i) by resolution approved, and declared advisable, the plan of merger (within the meaning of Section 16-10a-1103 of the URBCA) contained within this Agreement; (ii) determined that such transactions are advisable and fair to, and in the best interests of, the Company and its shareholders; and (iii) resolved to recommend that the shareholders of the Company approve and adopt such agreement of merger. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger and the plan of merger (within the meaning of Section 16-10a-1103 of the URBCA) contained within this Agreement, the Required Company Vote and actions required to be performed under Section 7.1 of this Agreement).
          (b) This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery thereof by PTI and PTI Merger Sub, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (c) The board of directors of the Company has directed that the agreement of merger contained within this Agreement be submitted to the Shareholders of the Company for their approval at a meeting to be held for that purpose or pursuant to a written shareholders’ consent in accordance with the applicable requirements of the URBCA. The Required Company Vote as of the record date for the Company Shareholder Meeting is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt the agreement of merger contained within this Agreement and to approve the transactions contemplated hereby, including the Merger. No other vote of the Shareholders of the Company is required by law, the articles of incorporation or the bylaws of the Company or otherwise in order for the Company to approve and adopt the agreement of merger contained within this Agreement or to consummate the transactions contemplated hereby.
          (d) The Company is not in violation of any term of its articles of incorporation or bylaws.
     SECTION 4.4 Financial Statements. The Company has provided to PTI complete and accurate copies of: (i) the audited consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flows of the Company as of and for each of the last three (3) fiscal years, including the notes thereto, together with the reports of Tanner LC (the “Audited Financial Statements”); and (ii) the unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flows as of and for the four (4) months ended as of October 31, 2006 (the “Most Recent Balance Sheet Date”). Such financial statements (collectively, the “Financial Statements fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company in all material respects. The Audited Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.
     SECTION 4.5 No Undisclosed Liabilities. The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) and there is no existing condition, situation, or set of circumstances which could be expected to result in any such liability, in either case, of a nature that are required by GAAP to be included in the Financial Statements except for: (a) liabilities shown on the balance sheet referred to in clause (ii) of Section 4.4(a) (the “Most Recent Balance Sheet”); (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice; and (c) liabilities in excess of, individually or in the aggregate, $25,000 as disclosed in Section 4.5 of the Company Disclosure Schedule. There is no probable or reasonably possible loss contingency (within the meaning of Statement of Financial Accounting Standards No. 5) known to the Company that is not reflected in the Financial Statements.
     SECTION 4.6 Absence of Changes. Except for the transactions contemplated hereby and as set forth in Section 4.6 of the Company Disclosure Schedule, since the Most Recent Balance Sheet Date, the Company has conducted its business in the ordinary course of business consistent with past practice and there has not been: (a) any event, occurrence or development which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or (b) any action taken that would have been prohibited by Section 6.1 of this Agreement.

     SECTION 4.7 Consents and Approvals; No Violations. (a) Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities or “blue sky” laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (if applicable) and other similar laws, the filing of the Articles of Merger and as otherwise set forth in Section 4.7 to the Company Disclosure Schedule (collectively, the “Company Required Approvals”), no filing with or notice to, and no permit, authorization, consent or approval of, any supranational, national, state, municipal or local court or tribunal or administrative, governmental, quasi-governmental or regulatory body, agency or authority (a “Governmental Entity”) is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.
          (b) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Company; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration of any obligation or the loss of any material benefit under, or the creation of any Lien) under, any of the terms, conditions or provisions of a Material Contract; or (iii) violate in any material way any Law applicable to the Company or its properties or assets. Section 4.7(b) of the Company Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained under the Material Contracts in connection with the consummation of the transactions contemplated by this Agreement.
     SECTION 4.8 Real Property. (a) The Company owns no real property in fee simple.
          (b) Section 4.8(b) of the Company Disclosure Schedule sets forth all Real Property Leases. The Company has heretofore delivered to PTI complete and accurate copies of all Real Property Leases (and all modifications, amendments and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder). Each Real Property Lease constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Except as set forth in Section 4.8(b) of the Company Disclosure Schedule, all rent and other sums and charges payable by the Company as tenant under each Real Property Lease are current, no termination event or condition or uncured default on the part of the Company or the landlord exists under any Real Property Lease. The Company has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except (i) Liens for current Taxes not yet due and payable and general and special assessments not in default and payable without penalty and interest; and (ii) other liens, mortgages, pledges, encumbrances and security interests which do not materially interfere with the Company’s use and enjoyment of such real property or materially detract from or diminish the value thereof.
          (c) No party to any such Real Property Leases has given notice to the Company of or made a claim against the Company with respect to any breach or default thereunder.
     SECTION 4.9 Tangible Personal Property. (a) Section 4.9(a) of the Company Disclosure Schedule sets forth (i) a list of each item of tangible personal property with a book value of more than $5,000 owned or leased and used by the Company in its business and (ii) any Liens relating thereto. The Company has delivered to PTI complete and accurate copies of each lease of personal property (the “Personal Property Leases”), including all amendments, modifications, supplements, side letters or consents affecting the obligations of any party thereunder. To the Knowledge of the Company, the Company owns, or has the right to use pursuant to valid and enforceable leases or similar contractual arrangements, all of the material tangible assets that are used or required for use in the operation of its business as currently conducted.
          (b) Except as set forth in Section 4.9(b) of the Company Disclosure Schedule: (i) each Personal Property Lease is in full force and effect and is valid and enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and there is no default under any Personal Property Lease by the Company or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder. Each Personal Property Lease is freely transferable to PTI pursuant to this Agreement and no third-party consent is required for any such transfer; and (ii) no previous or current party to any Personal Property Lease has given notice of or made a claim with respect to any breach or default thereunder.
          (c) With respect to any Personal Property Leases that were assigned or subleased to the Company by a third party, all necessary consents to such assignments or subleases have been obtained.
          (d) Except as set forth in Section 4.9(d) of the Company Disclosure Schedule, the Company has good and marketable title to each item of tangible personal property that, individually or in the aggregate, is material to the Company’s business as currently conducted.
          (e) Each material item of tangible personal property used by the Company is in good condition and in a state of good maintenance and repair and is suitable for the purposes used, and, with respect to personal property used pursuant to a Personal Property Lease, upon the return of each such item to its owner in its current condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement with the owner thereof and upon compliance with the other terms of such Personal Property Lease, the obligations of the Company to such owner will be discharged.
     SECTION 4.10 Litigation. Except as set forth in Section 4.10 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company, or its properties or assets, which (a) involves a claim in excess of $10,000; (b) has, or if decided adversely to the Company could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or (c) questions the validity of this Agreement or any action required to be taken by the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the transactions contemplated by this Agreement. The Company is not named in any outstanding order, writ, injunction or decree which has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has reserved on its balance sheet dated as of the Most Recent Balance Sheet Date $* (the “BD Reserve”) in relation to potential liabilities and expenses arising from litigation between the Company, as lessee, and Becton, Dickinson & Company, as lessor, related to that certain Standard Industrial/Commercial Single Tenant Lease, as amended, for the premises located at 9450 South State Street, Sandy, Utah (the “BD Litigation”). Unless the BD Litigation has been settled, dismissed or otherwise resolved, the Company will include the BD Reserve on its balance sheet as of December 31, 2006.
     SECTION 4.11 Company Permits; Compliance with Applicable Laws. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (the “Company Permits”), the absence of which would have a Material Adverse Effect on the Company. The Company is in compliance with the terms of the Company Permits in all material respects. The business of the Company is not being conducted in violation of any Law applicable to the Company which violation would have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity with respect to the Company is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same. The Company has at all times been in compliance with all laws relating to import and export control and trade embargoes.
     SECTION 4.12 Employee Benefit Plans; ERISA. (a) Section 4.12(a) of the Company Disclosure Schedule sets forth a complete and correct list of each plan, program, arrangement or agreement which is an employment, consulting, termination or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation or other employee benefit plan, program, arrangement or agreement, including any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), covering any employee or consultant of the Company to which the Company or any ERISA Affiliate has any obligation to contribute, or with respect to which the Company or any ERISA Affiliate has or may have any liability (each a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). The Company has delivered or made available to PTI true and complete copies of each Company Benefit Plan as currently in effect, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, all amendments thereto and the most recent determination letters issued by the United States Internal Revenue Service (the “IRS”), all government and regulatory approvals received from any
* Confidential treatment requested

foreign Regulatory Agency, the most recent summary plan descriptions (including any material modifications), the most recent audited financial reports, if any, for any Company Benefit Plan and the two most recent Forms 5500, including financial statements and actuarial valuations, if any, required to be filed with the Internal Revenue Service with respect to each Company Benefit Plan. Neither the Company nor any ERISA Affiliate has made any plan or commitment, whether legally binding or not, to create any additional Company Benefit Plan or modify or change any existing Company Benefit Plan that would materially increase the benefits provided to any employee or former employee, consultant or director of the Company, except as required by applicable laws.
          (b) With respect to each Company Benefit Plan: (i) if intended to be qualified under Section 401(a) of the Code such Company Benefit Plan has received a favorable determination letter from the IRS that such Company Benefit Plan is qualified and that its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and, to the Company’s Knowledge, nothing has occurred since the date of such letter that could reasonably be expected to cause any such Company Benefit Plan or trust to cease to be so qualified or tax-exempt; (ii) it has been operated and administered in material compliance with its terms and all applicable laws and regulations (including but not limited to ERISA, the Code and any relevant foreign laws and regulations); (iii) there are no material pending or threatened claims against, by or on behalf of any Company Benefit Plans (other than routine claims for benefits); (iv) no breaches of fiduciary duty have occurred; (v) no non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred; (vi) no Lien imposed under the Code, ERISA or any foreign law exists; and (vii) all contributions, premiums and expenses to or in respect of such Company Benefit Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the Company’s consolidated financial statements to the extent required by GAAP.
          (c) The Company has not incurred and does not reasonably expect to incur, either directly or indirectly (including as a result of an indemnification obligation), any material liability under Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or any foreign law or regulation relating to employee benefit plans (including, without limitation, Section 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code, or under any agreement, instrument, statute, rule or legal requirement pursuant to or under which the Company or any Company Benefit Plan has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such legal requirement), and no event, transaction or condition has occurred, exists or, to the Knowledge of the Company, is expected to occur which could reasonably be expected to result in any such material liability to the Company or, after the Closing, to PTI.
          (d) Neither the Company nor any ERISA Affiliate has been liable at any time for contributions to a plan that is or has been at any time subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA. Neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a multiple employer plan (within the meaning of Section 413(c) of the Code), a multiemployer plan (within the meaning of Section 3(37) of ERISA) or a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).
          (e) Except as set forth in Section 4.12(e) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate has any obligation to provide health, life insurance, or death benefit coverage with respect to current or former employees, consultants or directors beyond their termination of employment or service, other than as required under Section 4980B of the Code or other applicable law, and each such Company Benefit Plan may be amended or terminated at any time without incurring liability thereunder other than liability for benefits incurred through the date of amendment or termination. There has been no communication to any employee, consultant or director of the Company that would reasonably be expected to promise or guarantee any such retiree health or life insurance or other retiree death benefits on a permanent basis.
          (f) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will: (i) entitle any current or former employee, consultant or director of the Company or any group of such employees, consultants or directors to any payment; (ii) increase the amount of compensation due to any such employee, consultant or director; (iii) accelerate the vesting or funding of any compensation, stock incentive or other benefit; (iv) result in any “parachute payment” under Section 280G of the Code; or (v) cause any compensation to fail to be deductible under Section 162(m), or any other provision of the Code or any similar foreign law or regulation.
          (g) Neither the Company nor any ERISA Affiliate maintains any plan, agreement or arrangement, formal or informal, that provides severance benefits.
          (h) No Company Benefit Plan is under audit or is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other federal or state governmental agency, nor to the Company’s Knowledge is any such audit or investigation pending or threatened.
          (i) All liabilities with respect to any current or former employee, consultant or director of the Company or affiliate thereof, whether contingent or otherwise, that PTI will assume by reason of this Agreement or by operation of law are accurately reflected on the Financial Statements as required by GAAP.
          (j) Except as set forth in Section 4.12(j) of the Company Disclosure Schedule, neither the Company nor any ERISA Affiliate maintains any plan, program or arrangement or is a party to any contract that provides any benefits or provides for payments to any Person in, based on or measured by the value of, any equity security of, or interest in, the Company.
     SECTION 4.13 Labor Matters. (a) (i) The employees employed by the Company are not represented by any labor union or other labor representative; (ii) there are no labor, collective bargaining agreements or similar arrangements in effect with respect to such employees; (iii) there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any employees employed by the Company; (iv) since June 30, 2003 there has not occurred or have not been threatened any strikes, slow downs, picketing, work stoppages or concerted refusals to work or other similar labor activities with respect to employees employed by the Company; and (v) no material grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to the Company is pending or threatened.
          (b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company has not effectuated: (i) a “plant closing” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company; or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign law) affecting any site of employment or facility of the Company.
          (c) Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, there are no complaints, charges or claims against the Company pending or, to the Company’s Knowledge, threatened to be brought by or filed arising out of, in connection with or otherwise relating to the employment or termination of employment of any individual involved in the business of the Company, including individuals classified by the Company as independent contractors or “leased employees” (within the meaning of Section 414(n) of the Code) or the failure to employ any individual, including, without limitation, any claim relating to employment discrimination, equal pay, employee safety and health, immigration, wages and hours or workers’ compensation. The Company and each Company Benefit Plan has properly classified individuals providing services to the Company as independent contractors or employees, as the case may be.
     SECTION 4.14 Environmental and Health and Safety Matters. Except has set forth in Section 4.14 of the Company Disclosure Schedule: (a) the Company has been and is in compliance with all applicable laws, statutes, ordinances, codes, orders, decisions, judgments, permits, approvals, rules, regulations or requirements, including without limitation common law, in all material respects, relating to: (i) protection, preservation or cleanup of the environment or natural resources; (ii) the manufacture, use, handling, storage, treatment, disposal or release of or exposure to any chemical substance or toxic, hazardous or deleterious material, waste or agent (“Hazardous Substance”), including without limitation petroleum or any fraction thereof, asbestos and polychlorinated biphenyls; or (iii) health and safety ((i) and (ii) collectively, “EHS Laws”); (b) there has been no proceeding, claim, notice or complaint pending or, to the Company’s Knowledge, threatened against the Company relating to noncompliance with, or liabilities or obligations pursuant to, EHS Laws; (c) no asbestos, polychlorinated biphenyls or underground storage tanks are present at, in, on or under the Company’s property, and the presence and use of Hazardous

Substances at such property have been limited to those types and amounts typical of office or laboratory environments; (d) there are no conditions or circumstances, including without limitation, the presence or release of any Hazardous Substance, anticipated to result in liabilities or obligations to the Company pursuant to EHS Laws; and (e) the Company has provided to PTI all assessments, audits, investigations, and sampling or similar reports relating to the environment or the presence or release of any Hazardous Substances, to the extent applicable to the activities or operations of the Company.
     SECTION 4.15 Taxes. Except as disclosed on Section 4.15 of the Company Disclosure Schedule:
          (a) The Company has filed all Income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were true, correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over to such authorities.
          (b) There is no material dispute or claim concerning any Tax liability of the Company claimed or raised by any taxing authority in writing or as to which the Company has Knowledge. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. No claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.
          (c) The Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to or bound by any tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (d) The unpaid Taxes of the Company (i) did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.
          (e) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
          (f) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. The Company has not has entered into any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b). No Tax Return that was filed by the Company contains, or was required to contain, a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign Law). The Company is not a party to any joint venture, partnership or other arrangement or contract that could be treated as a partnership for federal income tax purposes.
          (g) The Company has made available to PTI correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since December 31, 2001.
          (h) The Company has not taken or agreed to take any action, nor does the Company know of any fact, agreement, plan or other circumstance, that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the Shareholders to recognize gain pursuant to Section 367(a)(1) of the Code other than any such Shareholder that would be a “five-percent transferee shareholder” of PTI (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(b).
     SECTION 4.16 Material Contracts. (a) Section 4.16(a) of the Company Disclosure Schedule sets forth a correct and complete list of the following agreements to which the Company is a party or by which the Company is bound (hereinafter referred to as the “Material Contracts”): (i) all bonds, debentures, notes, mortgages, indentures or guarantees to which the Company is a party or by which its properties or assets (real, personal or mixed, tangible or intangible) are bound; (ii) all contracts, leases, instruments and agreements to which the Company is a party or by which its properties or assets (real, personal or mixed, tangible or intangible) may be bound, in each case involving a current or reasonably anticipated annual commitment or annual payment by any party thereto of more than $25,000 individually; (iii) all loan or credit agreements, promissory notes, indemnities, guaranties or security agreements to or from the Company which are outstanding, together with name of each financial institution or other Person(s) party thereto; (iv) all agreements imposing a non-competition obligation on the Company or any of its affiliates or any similar restriction on the activities of the Company or its affiliates, and all non-competition agreements with any current or former officer or employee of the Company; (v) any joint venture agreements, shareholder agreements, voting or registration agreements; (vi) contracts for, or setting forth any of the terms or conditions relating to, the employment or termination of employment of any officer or employee; (vii) sales, marketing, licensing, distribution, development, manufacturing, material transfer or supply agreements involving current or reasonably anticipated annual commitments or annual payments of more than $25,000 individually; (viii) agreements for the purchase or sale of any of the Company’s assets, other than in the ordinary course of business, or any shares of its subsidiaries or interests in its businesses or joint ventures; (ix) consulting agreements involving current or reasonably anticipated annual commitments or annual payments of more than $25,000 individually; (x) clinical research agreements, agreements for the conduct or design of clinical studies, feasibility agreements or agreements with physicians, medical centers or universities with respect to clinical trials, including the provision of facilities, personnel, patients or data; (xi) contracts to which a Governmental Entity is a party; (xii) collective bargaining or other labor agreements; and (xiii) arrangements or agreements with any trade association. Complete and accurate copies of each Material Contract have been furnished to PTI.
          (b) The Company has performed all of the obligations required to be performed by it to date in all material respects, and is not in material default, under any of the Material Contracts. To the Knowledge of the Company, no other party to one of the Material Contracts is in material default thereunder. The Company has not received from any counterparties in connection with any Material Contract (i) any notice that any such party intends to terminate any Material Contract; or (ii) any material claim for damages or indemnification with respect to the products or performance of services pursuant to any Material Contract. The Company has not waived any of its material rights under, or modified the terms of, any Material Contract in any material way orally or by a pattern of practice or otherwise. Each Material Contract is in full force and effect and constitutes as of the date hereof, and will constitute as of the Closing Date, the legal, valid and binding obligation of each party thereto, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
     SECTION 4.17 Insurance Matters. (a) Section 4.17(a) of the Company Disclosure Schedule sets forth a list of insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage and deductibles provided thereunder) issued in favor of the Company. Each such policy is in full force and effect, and is eligible, at the Company’s option, either to continue to provide coverage following the Closing Date to the same extent provided prior to the Closing Date or to be terminated.
          (b) Section 4.17(b) of the Company Disclosure Schedule sets forth a list of all claims of any kind or nature made by the Company under any insurance policy during the three (3) years preceding the date of this Agreement.
     SECTION 4.18 Intellectual Property.
          (a) Except as set forth in Section 4.18(a) of the Company Disclosure Schedule:

                    (i) The Company (A) is the sole owner of all right, title and interest in and to all Intellectual Property necessary to, and/or used in, the operation of the business of the Company as currently conducted or as proposed by the Company to be conducted subsequent to the Closing (“Owned Intellectual Property”); provided that, all right, title and interest in and to certain Intellectual Property used in the operation of the business of the Company as currently conducted or as proposed by the Company to be conducted subsequent to the Closing and expressly developed pursuant to the agreements identified in Section 4.18(a)(i) of the Disclosure Schedule is owned solely by Company and the other parties to such agreements (“Joint Intellectual Property”), or (B) has a valid and enforceable license, sublicense, agreement or permission to use and otherwise exploit Intellectual Property owned by third parties in the manner necessary to, and/or used in, the operation of the business of the Company as currently conducted or as proposed by the Company to be conducted subsequent to the Closing (“Third Party Intellectual Property”). No item of Joint Intellectual Property is material to the operation of the business of the Company as currently conducted or as proposed by the Company to be conducted subsequent to the Closing. Each item of Owned Intellectual Property and Third Party Intellectual Property will be available for use by Surviving Corporation immediately subsequent to the Closing to the extent that such item was available for use by the Company immediately prior to the Closing;
                    (ii) The Company has used commercially reasonable efforts to maintain and protect its sole ownership rights in the Owned Intellectual Property. Without limiting the generality of the foregoing, the Company has used commercially reasonable efforts to protect the secrecy of all Trade Secrets that are part of the Owned Intellectual Property or Third Party Intellectual Property (“Company Trade Secrets”) consistent with standard and customary procedures in the biopharmaceutical industry. The Company has not licensed or otherwise transferred to any Person any right to use or disclose any Company Trade Secret material to the operation of the business of the Company as currently conducted, except pursuant to a written agreement including standard and customary non-disclosure and non-use provisions, and, to the Knowledge of the Company, no Person has breached any such provision of such agreement;
                    (iii) The Company has secured and has a policy to secure valid written assignments from all consultants, contractors and employees of the Company who contribute or have contributed to the creation or development of any of the Owned Intellectual Property, of the rights to such contributions that the Company does not already own by operation of law and the Company has provided true and complete copies of such assignments to PTI;
                    (iv) The Company has timely made all filings, payments of fees and recordations with the appropriate Governmental Entity in all jurisdictions in which registration or application for registration for Owned Intellectual Property has been made by the Company to ensure full protection under applicable laws and to protect and maintain its interest in such Owned Intellectual Property, and all such registrations and applications remain in full force and effect and have not been abandoned or withdrawn. The Company has delivered to PTI a correct and complete copy of all registrations, renewals and other filings with any Government Entity related to the Owned Intellectual Property;
                    (v) The Owned Intellectual Property, and, to the Knowledge of the Company, the Third Party Intellectual Property, is subsisting and has not been adjudged invalid, unregistrable or unenforceable, in whole or in part, and is valid. To the Knowledge of the Company, there is no use of any item of the Owned Intellectual Property or Third Party Intellectual Property by any Person that could reasonably be expected to lead to such item becoming invalid or unenforceable. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been made or, to the to the Knowledge of the Company, threatened, which challenges the legality, validity, enforceability, use or the Company’s sole ownership of the Owned Intellectual Property. The Owned Intellectual Property, and, to the to the Knowledge of the Company, the Third Party Intellectual Property, is not subject to any outstanding judgment, injunction, order, decision, decree, award, ruling, charge, Lien or claim;
                    (vi) The Company has not, to the Knowledge of the Company, interfered with, infringed upon, misappropriated, violated or otherwise interfered with or come into conflict with any Intellectual Property rights of any Person, and the Company has not received any demand, claim, action or notice of any other proceeding alleging such infringement, misappropriation, violation, interference or conflict;

                    (vii) The Owned Intellectual Property and the Company’s use thereof (A) in the operation of the Company’s business as currently conducted and (B) in the operation of the Company’s business as proposed by the Company to be conducted subsequent to the Closing, does not infringe, misappropriate, violate or otherwise interfere or conflict with the rights of any Person. No demand, claim, action or notice of any other proceeding has been provided to the Company, nor to the Knowledge of the Company, is there any reasonable basis for a Person to make any demand, bring any action or proceeding or to claim that the past or present use of any of the Owned Intellectual Property infringes, violates, misappropriates or otherwise interferes with the rights of any Person. Except as expressly set forth in one or more Intellectual Property Licenses in which the Company is the licensor, the Company is not a party to any agreement to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any item of Owned Intellectual Property;
                    (viii) To the Knowledge of the Company, no Person has interfered with, violated, infringed, misappropriated, or otherwise interfered with the exclusive rights of the Company in and to the Owned Intellectual Property;
                    (ix) The Company has made no previous assignment, transfer or agreement constituting a present or future assignment or transfer of any of the Owned Intellectual Property; provided that, for purposes of clarification, the foregoing does not apply to assignments by Company of Intellectual Property comprising new improvements, modifications and other similar contributions by Company to Intellectual Property solely owned by third parties pursuant to the agreements identified in Section 4.18(a)(ix) of the Disclosure Schedule, if such improvements, modifications or similar contributions (A) would be owned by Company but for an express assignment thereof in such agreements and (B) relate to Intellectual Property solely owned by such third parties prior to Company’s improvement, modification or similar contribution. The Company has granted no release, covenant not to sue, or non-assertion assurance to any Person with respect to any part of the Owned Intellectual Property. There are no agreements that restrict or limit the use by the Company of the Owned Intellectual Property (for clarity, the Parties acknowledge that a grant of an option or similar right to obtain or negotiate an exclusive license is not a restriction or limitation on use of the underlying Intellectual Property); and
                    (x) Except as expressly provided otherwise in this Agreement, the Surviving Corporation will be permitted to exercise all of the Company’s rights in or to the Owned Intellectual Property or Third Party Intellectual Property immediately following the Effective Time to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred.
          (b) Section 4.18(b) of the Company Disclosure Schedule contains a complete and correct list of all Owned Intellectual Property registered or filed in the name of, or applied for, by the Company (which includes, without limitation, all applications, registrations, renewals and all other filings with any Governmental Entity). Without limiting the generality of the foregoing, Section 4.18(b) of the Company Disclosure Schedule shall include:
                    (i) the title and number of any application or registration, the name of the applicant or registrant listed therein;
                    (ii) the jurisdiction where the application or registration is located;
                    (iii) in the case of software, a reasonable description of such software; and
                    (iv) the status of the application or registration, including deadlines for any renewals or other required filings.
          (c) Section 4.18(c) of the Company Disclosure Schedule contains a list of all current employees that have (or could reasonably be expected to have) knowledge of the existence and material substance of the Company Trade Secrets. Each such employee has executed, or will prior to the Closing execute, agreements for maintaining the confidentiality of the Company Trade Secrets.

          (d) Section 4.18(d) of the Company Disclosure Schedule contains a complete and accurate list of all Third Party Intellectual Property known to be material to the operation of the business of the Company as currently conducted or as proposed by the Company to be conducted subsequent to the Closing excluding “off-the-shelf” desktop applications generally available to consumers or from the Internet pursuant to “shrink wrap” or “click through” licenses. Section 4.18(d) of the Company Disclosure Schedule also contains a list of all Intellectual Property Licenses material to the operation of the business of the Company as currently conducted or as proposed by the Company to be conducted subsequent to the Closing (excluding licenses for “off-the-shelf” desktop applications generally available to consumers or from the Internet pursuant to “shrink wrap” or “click through” licenses). The term “Intellectual Property Licenses” shall mean all written licenses, sublicenses, agreements, or permissions to use between the Company and any Person in connection with any of the (i) Owned Intellectual Property or (ii) Third Party Intellectual Property, whether the Company is a licensor or licensee under any such license. The Company has delivered to PTI a correct and complete copy of each Intellectual Property License identified in Section 4.18(d) of the Company Disclosure Schedule.
          (e) Except as set forth in Section 4.18(e) of the Company Disclosure Schedule:
                    (i) The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Intellectual Property License and, immediately following the Effective Time, the Surviving Corporation will be permitted to exercise all of the Company’s rights under all Intellectual Property Licenses to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company would otherwise be required to pay had such transactions contemplated hereby not occurred;
                    (ii) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been made in writing delivered to the Company and is pending or, to the Knowledge of the Company, is threatened, which challenges the legality, validity, or enforceability of any Intellectual Property License or any applicable rights of the Company granted therein;
                    (iii) The Company is not in material breach of any Intellectual Property License and no condition exists and no event has occurred that, with notice or lapse of time, would constitute a material breach by the Company or permit termination, modification, or acceleration of any Intellectual Property License by any Person;
                    (iv) To the Knowledge of the Company, no Person is in material breach of any Intellectual Property License; and
                    (v) No Intellectual Property License contains an exclusive grant of any of the Owned Intellectual Property (for clarity, the Parties acknowledge that a grant of an option or similar right to obtain or negotiate an exclusive license is not a “license” to the underlying Owned Intellectual Property).
          (f) The Company has obtained any and all necessary consents from customers with regard to the Company’s collection and dissemination of personal customer information in accordance with any applicable privacy policy published or otherwise communicated by the Company and any applicable Laws to operate the business of the Company as currently conducted or as proposed by the Company to be conducted subsequent to the Closing. The Company’s practices regarding the collection and use of personal customer information are and have been in accordance with such privacy policies and with all applicable Laws. The Company has obtained all necessary agreements and assurances from its third party service providers used in connection with the operation of its business or assets related thereto that such service providers are in compliance with any applicable privacy policy published or otherwise communicated by the Company and all applicable privacy Law.
          (g) Except as set forth in Section 4.18(g) of the Company Disclosure Schedule, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Owned Intellectual Property and no governmental entity, university, college, other educational institution or research center has any claim or right in or to the Owned Intellectual Property. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Owned Intellectual Property, has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
     SECTION 4.19 Brokers. Except as set forth in Section 4.19 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its affiliates.
     SECTION 4.20 Takeover Statutes. The Company has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, Takeover Statutes. The board of directors of the Company has consented to the making of any offer and proposal, and the taking of any other action by the Company in connection with this Agreement, and the transactions contemplated hereby.
     SECTION 4.21 Insolvency Proceedings. To the Knowledge of the Company, no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or actions pursuant to any other debtor relief laws or actions by any state or federal regulatory authorities are pending against the Company.
     SECTION 4.22 Transactions with Affiliates. Section 4.22 of the Company Disclosure Schedule sets forth a complete and correct listing of (i) all loans by the Company to any director, officer or other employee of the Company; and (ii) all other contracts or transactions between the Company and any shareholder or other affiliate of the Company.
     SECTION 4.23 Bulk Sales Law. The Company is not required to comply with any “bulk sales” or similar law or regulation in connection with the consummation of the transactions contemplated hereby.
     SECTION 4.24 Propriety of Past Payments. To the Knowledge of the Company, the Company has not, directly or through an intermediary, offered, paid, promised to pay or authorized the payment of money or offered, given, or authorized the giving of, anything of value to an official, employee, officer or representative of any government or department, agency or instrumentality of any government, or a political party, party official or candidate for political office, for purposes of inducing such person to use his/her influence to assist the Company in obtaining or retaining business or to benefit the Company and has not otherwise violated the U.S. Foreign Corrupt Practices Act of 1977, as amended.
     SECTION 4.25 No Misrepresentation; Information Supplied. No representation or warranty of the Company contained in this Agreement (including the exhibits hereto, the Company Disclosure Schedule and the Closing deliverables listed in Section 8.1 hereof) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied in writing by the Company for inclusion or incorporation by reference in the PTI Disclosure Circular, at the time the PTI Disclosure Circular is filed with the U.K. Listing Authority and at the time the PTI Disclosure Circular is first disseminated to PTI shareholders, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. If at any time prior to the Effective Time, to the Knowledge of the Company any event with respect to the Company, its officers and directors or any of its affiliates should occur which is required to be described in an amendment of, or a supplement to, the PTI Disclosure Circular, the Company shall promptly so advise PTI and such event shall be so described, and such amendment or supplement (which PTI shall have a reasonable opportunity to review) shall be promptly filed with the U.K. Listing Authority and, to the extent required by Law, disseminated to the shareholders of PTI.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PTI AND PTI MERGER SUB
     PTI and PTI Merger Sub hereby represent and warrant to the Company as follows:
     SECTION 5.1 Organization. Each of PTI and PTI Merger Sub is a corporation duly organized and validly existing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted, except where the failure to be duly organized and existing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on PTI or PTI Merger Sub, respectively.
     SECTION 5.2 Authority Relative to This Agreement.
          (a) Each of PTI and PTI Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Other than the Required PTI Vote, no other corporate proceedings on the part of PTI or PTI Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.
          (b) This Agreement has been duly and validly executed and delivered by each of PTI and PTI Merger Sub and, assuming due and valid authorizations, execution and delivery thereof by the Company, constitutes a valid, legal and binding agreement of each of PTI and PTI Merger Sub, enforceable against each of PTI and PTI Merger Sub in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
     SECTION 5.3 Capitalization of PTI. As of the Capitalization Date, the authorized share capital of PTI consisted of 370,000,000 PTI Ordinary Shares, of which 261,487,953 PTI Ordinary Shares were issued and outstanding and no PTI Ordinary Shares were issued and held in the treasury of PTI. As of the Capitalization Date there were outstanding options, warrants, convertible debentures or other rights to subscribe for 20,690,505 PTI Ordinary Shares. All of the outstanding PTI Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable. If approved at the PTI Shareholder Meeting, the authorized share capital of PTI will increase to 475,000,000 PTI Ordinary Shares. Since the Capitalization Date and except for those PTI Ordinary Shares issued or to be issued pursuant to the Equity Fundraising and this Agreement, there have been no issuances of PTI Ordinary Shares (other than to satisfy the exercise or conversion of existing options, warrants or convertible loan notes) or other securities of PTI or of any options, warrants and rights with respect to PTI Ordinary Shares or other securities of PTI, nor has there been any agreement to make any such issuance, other than in the ordinary course of business.
     SECTION 5.4 PTI Ordinary Shares Validly Issued. The PTI Ordinary Shares to be issued in conjunction with the Merger will be or have been properly and validly allotted and issued, fully paid or credited as fully paid, and will be issued free from all Liens, equities, charges, encumbrances, rights of preemption and other third-party rights and will (other than as provided in Section 7.10 hereof) rank pari passu in all respects with the PTI Ordinary Shares in issue as of the date of issuance of same, including the right to receive all dividends and other distributions declared, paid or made after the Closing Date.
     SECTION 5.5 Public Filings; Compliance; PTI Financial Statements. (a) PTI has furnished or made available to the Company and the Shareholders true and complete copies of its Annual Report on Form 20-F for the year ended March 31, 2006, as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and the applicable rules and regulations of the SEC thereunder and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC prior to the date hereof and delivered to the Company by PTI.

          (b) PTI has complied in all material respects with all relevant requirements relating to the listing of the PTI Ordinary Shares contained in the U.K. Companies Act 1985, the U.K. Financial Services and Markets Act 2000, the Prospectus Rules, the U.K. Disclosure Rules and the U.K. Listing Rules.
          (c) The audited consolidated accounts of PTI and its subsidiaries for the year ended March 31, 2006 have been prepared in accordance with U.K. Companies Act 1985 and on a proper basis in accordance with generally accepted accounting standards, principles and practices in the U.K. and have been audited in accordance with all applicable Statements of Standard Accounting Practices and all applicable Financial Reporting Standards issued by the Accounting Standards Board Limited. Such accounts show a true and fair view of the assets, liabilities (including contingent liabilities), reserves and the state of affairs of PTI and its subsidiaries as at the relevant balance sheet date and of the profits and losses and cash flows of the company for the period ended on the relevant balance sheet date. All statements of fact contained in the annual report published by PTI in respect of such financial year were true and accurate in all material respects and not misleading in any material respect as of the date of signing of the accounts and all expressions of opinion, intention or expectation contained therein were made on reasonable grounds after appropriate inquiry and accurately reflected the views held by the directors of PTI at that date.
     SECTION 5.6 No Conflict. Neither the execution and delivery of this Agreement by PTI or PTI Merger Sub, nor the consummation by PTI or PTI Merger Sub of the transactions contemplated hereby, nor compliance by PTI or PTI Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of PTI’s or PTI Merger Sub’s charter documents, or (ii) constitute or result in a default under, or require any consent pursuant to, or result in the creation of any Lien on any material asset of any PTI or PTI Merger Sub under, any contract of PTI or PTI Merger Sub, where such default or Lien, or any failure to obtain such consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PTI and its Subsidiaries, taken as a whole.
     SECTION 5.7 Governmental Approvals. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to PTI or PTI Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities or “blue sky” laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (if applicable), pursuant to applicable requirements of the U.K. Listing Authority and other similar laws.
     SECTION 5.8 PTI Disclosure Circular. (a) PTI has furnished or made available to the Company and the Shareholders true and complete copies of the PTI Disclosure Circular as filed with the U.K. Listing Authority on December 7, 2006. The PTI Disclosure Circular contains all particulars and information required by, and the allotment and issue of the PTI Ordinary Shares and the issue, publication and distribution of the PTI Disclosure Circular comply, or when issued will comply, in all material respects with the provisions of the U.K. Companies Act 1985, the U.K. Financial Services and Markets Act 2000, the prospectus rules, the disclosure rules and the listing rules of the U.K. Listing Authority and all other relevant statutes and regulations, all other relevant rules and regulations of the London Stock Exchange and all other requirements of statute or statutory regulation in England and Wales and any other applicable jurisdiction and with all agreements to which PTI is a party or by which PTI is bound.
          (b) The information related to PTI contained in the PTI Disclosure Circular and all statements of fact contained in the PTI Disclosure Circular are true and accurate and not misleading and all forecasts, estimates, expressions of opinion, intention and expectation contained in the Issue Documents are made on reasonable grounds, are fairly and honestly held, based on facts within the Knowledge of the directors of PTI.
          (c) The PTI Disclosure Circular contains all information which a potential recipient for value of PTI Ordinary Shares and its professional advisors would reasonably require, and reasonably expect to find in the PTI Disclosure Circular, for the purpose of making an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of PTI and of the rights attaching to the PTI Ordinary Shares insofar as such information is within the Knowledge of the directors of PTI.

          (d) There is no information which is not disclosed in the PTI Disclosure Circular, the omission of which makes any statement of fact in the PTI Disclosure Circular or any forecast, estimate, expression of opinion, intention or expectation in the PTI Disclosure Circular, untrue, inaccurate or misleading insofar as such information is within the Knowledge of the directors of PTI.
ARTICLE VI
COVENANTS RELATED TO CONDUCT OF BUSINESS
     SECTION 6.1 Conduct of Business of the Company. Except as contemplated by this Agreement, during the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article IX hereof, the Company will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, seek to keep available the service of its current officers and employees and seek to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement (including the Company Disclosure Schedule), prior to the Effective Time, the Company will not, without the prior written consent of PTI:
                    (a) except as set forth in Section 6.1(a) of the Company Disclosure Schedule, amend its articles of incorporation or bylaws (or other similar governing instruments);
                    (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for the issuance of the New Preferred Shares;
                    (c) (i) split, combine or reclassify any shares of its capital stock; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; (iii) make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to shareholders in their capacity as such; (iv) redeem, repurchase or otherwise acquire any of its securities; or (v) amend or agree to amend any term of any security of the Company, except, in each case, in connection with the conversion or cancellation of Indebtedness or outstanding convertible securities;
                    (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger);
                    (e) (i) incur or assume any long-term or short-term debt or issue any debt securities, except to existing bridge lenders that will convert or cancel all such Indebtedness prior to the Closing, and except for borrowings under existing lines of credit in the ordinary and usual course of business consistent with past practice in amounts not material to the Company taken as a whole; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary and usual course of business consistent with past practice and in amounts not material to the Company, taken as a whole; (iii) make any loans, advances or capital contributions to, or investments in, any other person; (iv) pledge or otherwise encumber shares of capital stock of the Company; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon, except in connection with loans from existing bridge lenders that will convert or cancel all such Indebtedness prior to the Closing and extinguish such Liens in connection therewith;
                    (f) except as required by this Agreement or as required by Law, enter into, adopt, amend, extend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, labor, collective bargaining, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer, employee or agent in any manner, or increase in any manner the compensation or fringe benefits of any director, officer, employee or agent or pay any benefit not required by any plan and arrangement as in effect as of the date hereof;
                    (g) acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice or any assets which in the aggregate are material to the Company taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice;
                    (h) except as may be required as a result of a change in Law or in GAAP, change any of the accounting principles or practices used by it;
                    (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than as required by GAAP;
                    (j) acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; enter into any contract or agreement, other than in the ordinary and usual course of business consistent with past practice or amend in any material respect any of the Material Contracts, or authorize any new capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $25,000, except in connection with build out of the Company’s manufacturing facility;
                    (k) make or revoke any material Tax election, or settle or compromise any material Tax liability, or change (or make a request to any taxing authority to change) any aspect of its method of accounting for Tax purposes except as required by Law or GAAP;
                    (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary and usual course of business consistent with past practice of liabilities reflected or reserved against in the Company’s consolidated balance sheet as of October 31, 2006 (or the notes thereto), or incurred subsequent to such date in the ordinary and usual course of business consistent with past practice;
                    (m) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;
                    (n) settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby, including the BD Litigation (which consent shall not be unreasonably withheld);
                    (o) enter into any agreement or arrangement that limits or otherwise restricts the Company or any successor thereto or that would, after the Effective Time, limit or restrict the Surviving Corporation and its affiliates (including PTI) or any successor thereto, from engaging or competing in any line of business or in any geographic area; or
                    (p) take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(o) or any action which would (i) make any of the representations or warranties of the Company contained in this Agreement (A) which are qualified as to materiality, untrue or incorrect or (B) which are not so qualified, untrue or incorrect in any material respect or (ii) would be reasonably likely to result in any of the conditions to the Merger set forth in Article VIII hereof not being satisfied.
     SECTION 6.2 Access to Information. (a) Between the date hereof and the Effective Time, the Company will give PTI and PTI Merger Sub and their authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours to all employees, offices and other facilities and to all books and records of the Company, will permit PTI and PTI Merger Sub to make such inspections as PTI and PTI Merger Sub may reasonably require and will cause the Company’s officers to furnish PTI and PTI Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the

Company as PTI or PTI Merger Sub may from time to time reasonably request, provided that no investigation pursuant to this Section 6.2(a) shall affect or be deemed to modify any of the representations or warranties made by the Company.
          (b) Between the date hereof and the Effective Time, the Company shall furnish to PTI an unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flows for each month within fifteen (15) days of the end of each such month.
          (c) All information disclosed to any party directly or indirectly or through the inspection of tangible objects pursuant to the exercise of rights under this Section 6.2 shall be deemed to be “Confidential Information” as defined in and governed by the Confidentiality Agreement, whether or not specifically marked as such or confirmed as confidential in writing.
ARTICLE VII
ADDITIONAL AGREEMENTS
     SECTION 7.1 Meetings; PTI Disclosure Circular. (a) The Company shall duly call, convene and hold a special meeting of its Shareholders (the “Company Shareholder Meeting”) in accordance with the requirements of the URBCA for the purpose of obtaining the Required Company Vote. The board of directors of the Company shall, subject to its fiduciary duties to the Shareholders (as determined in good faith by the Company’s board of directors), recommend approval and adoption of this Agreement and the Merger by the Company’s Shareholders, and the board of directors of the Company shall not, subject to its fiduciary obligations to the Shareholders, withdraw, amend or modify in a manner adverse to PTI such recommendation (or announce publicly its intention to do so).
          (b) PTI shall duly call, convene and hold an extraordinary general meeting of its shareholders (the “PTI Shareholder Meeting”) for the purpose of obtaining the Required PTI Vote, and, PTI’s board of directors shall, subject to its fiduciary duties to its shareholders and PTI (as determined in good faith by PTI’s board of directors based upon the advice of counsel), recommend to its shareholders that they approve the transactions contemplated by this Agreement.
          (c) PTI shall, on or as soon as practicable after the date of this Agreement and in accordance with the listing rules, the prospectus rules and the disclosure rules of the U.K. Listing Authority and applicable law, publish the disclosure circular to be used in connection with the PTI Shareholder Meeting (the “PTI Disclosure Circular”), file it with the Financial Services Authority and mail the same to its shareholders in compliance with all legal requirements applicable to the PTI Shareholder Meeting and the listing rules, the prospectus rules and the disclosure rules of the U.K. Listing Authority.
          (d) The Company shall use its best efforts to furnish information reasonably requested by PTI in connection with the preparation of the PTI Disclosure Circular. The information provided by the Company for inclusion in the PTI Disclosure Circular or any supplementary PTI Disclosure Circular will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     SECTION 7.2 Additional Efforts. Subject to the terms and conditions of this Agreement, each party will use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws promptly to consummate the Merger and the other transactions contemplated by this Agreement.
     SECTION 7.3 Exclusivity; Break Fee. (a) From the date of this Agreement until the earlier of December 31, 2006 and PTI or PTI Merger Sub’s termination of this Agreement in accordance with Article IX hereof (the “Exclusivity Period”) the Company will not, nor will it authorize any affiliate, officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, the Company, and the Joinder Parties will not, directly or indirectly: (i) solicit, initiate or encourage the submission of any Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to the Company, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; or (iii) enter into any agreement with respect to an Acquisition Proposal. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents and the Joinder Parties to cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any action that would constitute an Acquisition Proposal and shall notify each party that it, or any affiliate, officer, director, investment advisor, financial advisor, attorney or other representative retained by it, has had discussions with during the sixty (60) days prior to the date of this Agreement that the board of directors of the Company no longer seeks or requests the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of an Acquisition Proposal.
          (b) Nothing in this Section 7.3 shall (i) permit the Company to terminate this Agreement (except as provided in Article IX hereof) or (ii) affect any other obligations of the Company under this Agreement.
          (c) In the event that the Company or any of its affiliates receive any inquiry, proposal or offer or communication within the scope of this Section 7.3 during the Exclusivity Period, or have any contact with a third party contemplated within this Section 7.3, the Company shall provide PTI with notice thereof promptly following the receipt thereof or such contact, including the identity of the prospective purchaser or soliciting party.
          (d) If (i) the Company or the Joinder Parties breach any of the provisions of this Section 7.3; during the Exclusivity Period (ii) prior to February 28, 2007 the Company or the Joinder Parties sign a letter of intent or other agreement relating to an Acquisition Proposal; (iii) PTI is unable to issue the PTI Ordinary Shares as Merger Consideration without registration pursuant to the 1933 Act or Section 61-1-7 of the Utah Uniform Securities Act, as amended; or (iv) PTI terminates this Agreement pursuant to Section 9.1(b) hereof, then the Company must immediately repay to PTI an amount equal to the Break Fee.
     SECTION 7.4 Public Announcements. Prior to the Closing, neither of PTI, PTI Merger Sub nor the Company may, whether directly or indirectly, issue any press release or make any other announcement disclosing the existence of this Agreement or the matters contemplated herein without the prior consent of the other, except where such a press release or other announcement is required by law or applicable regulation, as reasonably determined by the disclosing party, in which event the disclosing party shall give notice to the other party of such determination prior to such release or announcement; provided, however, that PTI may include a description of the Merger and the transactions contemplated hereby in the PTI Disclosure Circular filed with the U.K. Listing Authority and, upon execution of this Agreement, may make such announcements of the Merger and the transactions proposed in connection therewith as are required by the rules of the U.K. Listing Authority or the Nasdaq Global Market.
     SECTION 7.5 Notification of Certain Matters. Prior to the Closing, the Company shall, upon obtaining knowledge of any of the following, give prompt notice (including reasonable detail regarding the matter about which notice is being given) to PTI, and PTI shall, upon obtaining knowledge of any of the following (except for items (vi) and (ix) of this Section 7.5), give prompt notice (including reasonable detail regarding the matter about which notice is being given) to the Company: (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of such party contained in this Agreement, which is qualified as to materiality, to be untrue or inaccurate, or any representation or warranty of such party not so qualified, to be untrue or inaccurate in any material respect, at or prior to the Effective Time; (ii) any material failure of the Company or PTI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to the effect of the transactions contemplated hereby not to be satisfied; (iv) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses, results of operations or prospects of it to which it is a party or is subject; (v) any notice or other communication from any Governmental Entity in connection with the Merger; (vi) any actions, suits, claims, investigations or other proceedings (or communications indicating that the same may be contemplated) commenced or threatened against the Company which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or which relate to the consummation of the Merger; (vii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (viii) any event or occurrence that is, or would reasonably be likely to be, a Material Adverse Effect with respect to it; or (ix) the occurrence or nonoccurrence of any event that would cause any statement regarding the Company contained in the PTI Disclosure Circular to become untrue as to a material fact, to omit to state a material fact or to be misleading in light of the circumstances under which such statement was made. The delivery of any notice pursuant to this Section 7.5 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     SECTION 7.6 Fees and Expenses. Subject to Section 9.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such Expenses. Notwithstanding any statement or provision herein to the contrary, the fees and expenses related to filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (if applicable) and other similar laws including the Exon-Florio provisions of the Omnibus Trade and Competitiveness Act of 1988, shall be borne equally by the parties.
     SECTION 7.7 Listing of Stock. Without limiting the generality of the foregoing, PTI and PTI Merger Sub shall, so far as is within their respective powers, procure that the PTI Ordinary Shares to be issued as Merger Consideration (not including Holdback Shares) are duly issued and allotted and admitted to the Official List and admitted to trading on the London Stock Exchange simultaneously with the Closing and immediately following such admission, PTI shall procure that the name of the relevant Shareholder is entered into PTI’s register of members as the holder of the PTI Ordinary Shares.
     SECTION 7.8 Antitakeover Statutes. If any Takeover Statute is or may become applicable to the Merger, each of PTI and Company shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger.
     SECTION 7.9 Intentionally deleted.
     SECTION 7.10 Lock-Up Agreements. PTI shall have received from each Joinder Party a lock-up agreement substantially in the form of Exhibit 7.10 attached hereto whereby each Joinder Party will be prohibited from selling any PTI Ordinary Shares acquired in connection with the transactions contemplated hereby (or entering into any derivative or other transaction with similar economic effect) without prior approval from PTI, for a period of twelve (12) months following the Closing, after which period of time such signatories will give prior written notification to PTI before selling any PTI Ordinary Shares. The foregoing restriction shall not prohibit such Shareholders from depositing PTI Ordinary Shares with the depositary bank in exchange for the receipt of PTI American Depositary Shares, provided that any American Depositary Shares representing PTI Ordinary Shares so deposited shall be subject to the restrictions in this Section 7.10 and the lock-up agreements.
     SECTION 7.11 Affiliates of Company. Prior to the Closing Date, the Company shall deliver to PTI a letter identifying all Persons who are, at the time this Agreement is submitted for approval to the Company’s Shareholders, “affiliates” of the Company (including all directors of the Company and the Shareholders identified on Section 7.11 of the Company Disclosure Schedule) for purposes of Rule 145 under the 1933 Act. The Company shall use reasonable efforts to cause each such Person to deliver to PTI on or prior to the Closing Date a written agreement substantially in the form attached hereto as Exhibit 7.11.
     SECTION 7.12 Qualification as a Reorganization. Each of the parties hereto agrees not to take any action, either prior to or following the Closing, that would reasonably be expected to cause the Merger to fail to qualify (i) as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) for an exception to the general rule of Section 367(a)(1) of the Code. Each of the parties further agrees that it shall file any tax returns, reports or information returns consistent with treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including the reporting requirements of Treasury Regulation Section 1.367(a)-3(c)(6).

     SECTION 7.13 Employee Benefits. Following the Effective Time, PTI shall arrange for each Company Benefit Plan participant who remains an employee of the Surviving Corporation (or becomes an employee of PTI or any PTI subsidiary or affiliate) after the Effective Time (the “Transferred Employees”) to be eligible for at least substantially the same benefits in the aggregate as those provided to similarly situated employees of Protherics, Inc. Each Transferred Employee (including without limitation all eligible dependents) shall, to the extent permitted by law and applicable tax qualification requirements, and subject to any applicable break in service or similar rule, receive credit, including for eligibility to participate and vesting, for years of service with the Company (and its subsidiaries, affiliates and predecessors) prior to the Effective Time (except where doing so would cause a duplication of benefits). If applicable, PTI shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans to be waived with respect to such Transferred Employees and their eligible dependents in accordance with applicable laws and shall provide them with credit for any co-payments, deductibles and offsets (or similar payments) made during the plan year in effect as of the Effective Time for the purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any employee benefit plans or programs in which they are eligible to participate after the Effective Time.
     SECTION 7.14 Company Benefit Plans. Notwithstanding anything herein to the contrary, if requested by PTI, the Company shall amend, merge, terminate or take any other action with respect to the Company Benefit Plans on or before the Closing, including but not limited to causing any Company Benefit Plan to spin-off or transfer the accrued aggregate account balances of the Transferred Employees to a plan or plans specified by PTI; to take all steps necessary to accomplish such requests, including terminating any Company Benefit Plan; to provide any required notices to participants and appropriate Governmental Entities; to adopt all necessary resolutions and amendments in order to accomplish such requests; and to provide to PTI satisfactory evidence of such actions.
     SECTION 7.15 Tax Matters. (a) The Company shall prepare or cause to be prepared and file or cause to be filed any Tax Return required to be filed by the Company on or before the Closing Date (including any Tax Return for any prior taxable period that the Company has not, as of the date hereof, timely filed) (a “Pre-Closing Tax Return”), and timely pay any Taxes reflected thereon. In addition, the Company shall submit any Pre-Closing Tax Returns that are to be filed after the date hereof to PTI for its review and approval prior to filing, which approval shall not be unreasonably withheld. The Company will not take any position on such Pre-Closing Tax Returns that is inconsistent with past custom and practice, unless required to do so by applicable Law. PTI will prepare any Tax Return of the Company for any taxable period that includes the Closing Date which is not required to be filed until after the Closing Date (a “Post-Closing Tax Return”) and, subject to the indemnification obligations of the Joinder Parties pursuant to Article X, pay any such Taxes reflected thereon. PTI shall submit any Post-Closing Tax Returns to the Joinder Parties for their review and approval prior to filing, which approval shall not be unreasonably withheld. PTI will not take any position on such Post-Closing Tax Returns that is inconsistent with past custom and practice of the Company, unless required to do so by applicable Law.
                    (b) For purposes of allocating liability for Taxes for a taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes not based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Taxes based upon or related to income or receipts, be deemed to be the amount which would be payable if the relevant taxable period had ended on the Closing Date.
                    (c) PTI, the Company and the Joinder Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposing on or with respect to the assets, operations or activities of the Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Joinder Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on PTI or the Company (including, but not limited to, with respect to the transactions contemplated hereby).
                    (d) The Joinder Parties shall be responsible for all transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement.
     SECTION 7.16 Non-Solicitation. (a) From the date of this Agreement through the Effective Time, the Company shall cause the Joinder Parties, Thomas Bergmann, Alex Kim, Jim Herrin and Kirk Fowers not to, directly or indirectly on behalf of any Person other than the Company, solicit, hire, or accept for employment any employee of the Company as an employee, consultant, advisor or in any similar capacity, whether full- or part-time, and whether or not pursuant to a written employment, consultancy or other agreement.
                    (b) Unless the Surviving Corporation and the Representative agree otherwise in writing, for a period of twelve (12) months after the Effective Time, PTI shall not, directly or indirectly, solicit, hire, or accept for employment any employee of any entity formed by one or more of the Joinder Parties after the date of the Merger Agreement as an employee, consultant, advisor or in any similar capacity, whether full- or part-time, and whether or not pursuant to a written employment, consultancy or other agreement.
                    (c) Unless the Surviving Corporation and the Representative agree otherwise in writing, for a period of twelve (12) months after the Effective Time, none of the Joinder Parties shall, and the Joinder Parties shall cause any entity controlled or formed by one or more of the Joinder Parties and their affiliates not to, directly or indirectly, solicit, hire, or accept for employment any employee of the Surviving Corporation or its affiliates as an employee, consultant, advisor or in any similar capacity, whether full- or part-time, and whether or not pursuant to a written employment, consultancy or other agreement.
     SECTION 7.17 Patent Opinion. The Surviving Corporation and PTI shall retain patent counsel reasonably satisfactory to PTI to render one or more “freedom-to-operate” or “clearance” opinions to the Surviving Corporation and PTI, at PTI’s expense, in the U.S. and other jurisdictions worldwide identified by the Surviving Corporation and PTI, in relation to such registered patents and patent applications as PTI and the Surviving Corporation may designate (the “Patent Opinions”). The Surviving Corporation and PTI shall use reasonable efforts to cause the Patent Opinions to be delivered to PTI no later than the sixth (6th) month following the Effective Time.
ARTICLE VIII
CLOSING DOCUMENTS AND
CONDITIONS TO CONSUMMATION OF THE MERGER
     SECTION 8.1 Delivery of Closing Documents by or on behalf of the Company. At the Closing, the Company will deliver to PTI and PTI Merger Sub or cause to be delivered to PTI and PTI Merger Sub the following documents in form and substance reasonably satisfactory to PTI:
          (a) the Company’s Articles of Merger (within the meaning of Section 16-10a-1105 of the URBCA), duly executed by the Company;
          (b) evidence, reasonably satisfactory to PTI, that the 1992 Stock Option Plan and the 2001 Stock Option Plan have each been terminated effective as of the Effective Time;
          (c) a good standing certificate (or equivalent document) of the Company from the Division of Corporations and Commercial Code of the Utah Department of Commerce and from the Secretary of State (or the equivalent thereof) of all other jurisdictions where the Company is qualified to do business as a foreign corporation, in each case, dated as of a date within five days of the Closing;
          (d) UCC-3 termination statements relating to the release of the security interests related to any Lien and other termination statements or filings necessary to release Liens against or assignments of Intellectual

Property of the Company filed at the U.S. Patent and Trademark Office, the U.S. Copyright Office or other applicable Governmental Entity, all of which will be filed promptly following the Closing;
          (e) executed copies of the Material Consents;
          (f) resignations of the directors and officers of the Company;
          (g) a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 8.4(a) and Section 8.4(b) have been satisfied;
          (h) copies of the articles of incorporation of the Company, certified by the Division of Corporations and Commercial Code of the Utah Department of Commerce and copies of the bylaws of the Company, certified by an officer of the Company;
          (i) executed originals of any necessary consents from landlords/lessors under the Real Property Leases;
          (j) affiliate letters duly executed by those as required by Section 7.11 hereto;
          (k) lock-up agreements duly executed as required by Section 7.10 hereto;
          (l) Intentionally deleted;
          (m) evidence that, effective upon the Closing, the Options and the Warrants will have expired or been terminated, as applicable;
          (n) an incumbency and specimen signature certificate with respect to the officers of the Company executing this Agreement, and any other document delivered hereunder, on behalf of the Company;
          (o) a certified copy of resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement, and any other document delivered by the Company hereunder;
          (p) a statement provided by the Company to PTI in accordance with Treasury Regulation Section 1.1445-2(c)(3) certifying under penalties of perjury that the shares of Company Capital Stock are not U.S. real property interests, and the notice required under Treasury Regulation Section 1.897-2(h)(2) prepared and executed under penalties of perjury by the Company on or prior to the Closing, in each case reasonably satisfactory to PTI;
          (q) a written opinion of Wilson Sonsini Goodrich & Rosati, P.C., substantially in the form attached hereto as Exhibit 8.1(q);
          (r) Certificates of any Shareholder receiving Merger Consideration; and
          (s) Intentionally deleted.
     SECTION 8.2 Delivery of Closing Documents by or on behalf of PTI and PTI Merger Sub. At the Closing, PTI Merger Sub will deliver or cause to be delivered to the Company the following documents in form and substance reasonably satisfactory to the Company:
          (a) a certificate of an executive officer of PTI, dated the date of Closing, certifying that the conditions set forth in Section 8.5(a) and Section 8.5(b) have been satisfied;
          (b) a good standing certificate of PTI Merger Sub or equivalent certification from the Division of Corporations and Commercial Code of the Utah Department of Commerce, dated as of a date within five days of the Closing and a certificate of good standing in relation to PTI issued by the U.K. Registrar of Companies dated the most recent practical date prior to Closing;
          (c) lock-up agreements required by Section 7.10, executed by PTI;
          (d) Intentionally deleted;
          (e) an incumbency and specimen signature certificate with respect to the officers of PTI Merger Sub and PTI executing this Agreement, and any other document delivered hereunder, on behalf of PTI Merger Sub and PTI;
          (f) a certified copy of resolutions of the boards of directors of PTI Merger Sub and PTI authorizing the execution, delivery and performance of this Agreement, and any other document delivered by PTI Merger Sub and PTI hereunder;
          (g) Intentionally deleted; and
          (h) a written opinion of Waller Lansden Dortch & Davis, LLP, substantially in the form attached hereto as Exhibit 8.2(h).
     SECTION 8.3 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:
          (a) There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the Merger may not be consummated as herein provided, no proceeding or lawsuit shall have been commenced for the purpose of obtaining any such injunction, writ or preliminary restraining order, and no written notice shall have been received from any Governmental Entity of competent jurisdiction indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement.
          (b) All material authorizations, consents or approvals of a Governmental Entity required in connection with the execution and delivery of this Agreement and the consummation of the Merger shall have been made or obtained, without any limitation, restriction or condition (except for filing the Articles of Merger and any other documents required to be filed after the Effective Time).
          (c) The PTI Ordinary Shares being issued as Merger Consideration (excluding the Holdback Shares) shall have been allotted (subject only to Admission) and the U.K. Listing Authority shall have agreed to admit such shares to the Official List and the London Stock Exchange shall have agreed to admit them to trading on its main market for listed securities and such agreement shall not have been withdrawn.
     SECTION 8.4 Conditions to the Obligations of PTI and PTI Merger Sub. The obligations of PTI and PTI Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in whole or part by PTI or PTI Merger Sub to the extent permitted by applicable Law:
          (a) The representations and warranties of the Company contained herein, to the extent qualified by materiality or Material Adverse Effect qualification, shall have been true and, to the extent not so qualified, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).
          (b) The Company shall have performed or complied in all material respects with all covenants, agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

          (c) Since the date of this Agreement, there shall have been no change that has resulted in a Material Adverse Effect in the business, operations, assets, liabilities, properties or financial condition of the Company.
          (d) The allotment, issuance and delivery of the PTI Ordinary Shares in the Merger shall be exempt from registration under the 1933 Act and comparable state securities laws, and shall be compliant with the requirements of Regulation D of the Rules and Regulations under the 1933 Act, as well as comparable state securities laws, in all respects.
          (e) All Options and Warrants shall have expired or been terminated, as applicable, in accordance with Section 3.3, and all Indebtedness shall have been extinguished and repaid or paid in full.
          (f) Intentionally deleted.
          (g) The period of time in which the Shareholders may perfect appraisal rights with respect to the Merger shall have expired, and holders of no more than two percent (2%) of the outstanding Company Common Stock (on an as converted basis) immediately prior to the Effective Time shall have exercised dissenters’ rights.
          (h) The Company shall have obtained the consent or approval of each person whose consent or approval shall be required under any Material Contract, Real Property Lease or set forth on Schedule 8.4(h), except those for which the failure to obtain such consents or approvals does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (collectively, the “Material Consents”).
          (i) The Company will have delivered or caused to be delivered to PTI and PTI Merger Sub the items required by Section 8.1.
          (j) The placing agreement, dated as of December 7, 2006, between PTI, Nomura Code Securities Limited and Piper Jaffray Limited (the “Placing Agreement”) shall be wholly unconditional with regard to the Equity Fundraising. It is acknowledged that completion of the Equity Fundraising is conditional on the consummation of the transactions contemplated by this Agreement and the admission of the PTI Ordinary Shares to be issued in the Merger to the Official List and to trading on the London Stock Exchange’s main market for listed securities as contemplated in the Placing Agreement.
          (k) PTI shall have received all consents or approvals necessary under the Exon-Florio provisions of the Omnibus Trade and Competitiveness Act of 1988.
          (l) Intentionally deleted.
          (m) The Company will have prepared or caused to be prepared and filed any Pre-Closing Tax Return and paid any taxes reflected thereon.
          (n) PTI shall have received the approval of its shareholders at the PTI Shareholder Meeting of the transactions contemplated by this Agreement.
          (o) Each of the Voting Agreements shall be in full force and effect and each Shareholder who is a party thereto shall have complied with all covenants contained therein to be performed by them prior to the Closing.
     SECTION 8.5 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

          (a) The representations and warranties of PTI and PTI Merger Sub contained herein, to the extent qualified by a materiality or Material Adverse Effect qualification, shall have been true and, to the extent not so qualified, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).
          (b) PTI and PTI Merger Sub shall have performed or complied in all material respects with all covenants, agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.
          (c) PTI and PTI Merger Sub shall have executed and delivered or caused to be delivered to the Company the items required by Section 8.2.
          (d) Intentionally deleted.
ARTICLE IX
TERMINATION; AMENDMENT; WAIVER
     SECTION 9.1 Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing: (a) except as provided in Section 2.2, by the mutual written consent of PTI and the Company; (b) by PTI if a material breach of any provision of this Agreement has been committed by the Company, unless PTI is in default hereunder; (c) by the Company if a material breach of any provision of this Agreement has been committed by PTI, unless the Company is in default hereunder; (d) by PTI if the Equity Fundraising shall not have occurred; and (e) by either PTI or the Company if the Closing shall not have occurred at or before 12:01 a.m., February 28, 2007; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.
     SECTION 9.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from (i) any willful breach of any representations or warranties contained in this Agreement or (ii) any breach of any covenant or agreement contained in this Agreement; and provided further, that the Confidentiality Agreement shall remain in effect.
     SECTION 9.3 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed on behalf of the parties hereto. This Agreement may be amended by collective action taken by the Company, PTI and PTI Merger Sub at any time before or after approval of the Merger by the Required Company Vote but, after any such approval, no amendment shall be made which requires the approval of the Shareholders under applicable Law without such approval. The execution and delivery of this Agreement will not amend, alter or limit in any way whatsoever the Mutual Confidential Disclosure Agreement by and between PTI and the Company, dated June 2, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement is incorporated herein by this reference, and shall survive the execution and delivery of this Agreement and the Closing.
     SECTION 9.4 Extension; Waiver. At any time prior to the Effective Time, each party hereto (for the purposes of this Section, PTI and PTI Merger Sub shall together be deemed one party and the Company shall be deemed the other party) may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto; or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing (including by email) signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE X
INDEMNIFICATION
     SECTION 10.1 General. From and after the Closing, (a) the Joinder Parties, severally and not jointly, shall indemnify PTI and PTI Merger Sub and (b) PTI shall indemnify the Joinder Parties, as provided in this Article X.
     SECTION 10.2 Indemnification Obligations. (a) The Joinder Parties, severally and not jointly, shall indemnify, save and keep PTI and PTI Merger Sub and its successors and assigns (each a “PTI Indemnitee” and collectively, the “PTI Indemnitees”) harmless against and from all Damages sustained or incurred by any PTI Indemnitee, as a result of or arising out of or by virtue of:
                    (i) any inaccuracy in or breach of any representation and warranty made by the Company to PTI and PTI Merger Sub in this Agreement (as modified by the Company Disclosure Schedule);
                    (ii) the breach by the Company of, or failure of the Company to comply with, any covenant or obligation under this Agreement to be performed by the Company (including the Company’s obligations under this Article X);
                    (iii) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date except to the extent that the Company has made adequate reserves for such Taxes on the Company’s Financial Statements;
                    (iv) any claim or demand by any Shareholder seeking dissenters’ rights pursuant to Section 3.8 hereof resulting in the payment by the Surviving Corporation or PTI of any amount of cash or securities in excess of the Merger Consideration to which such Shareholder is entitled (“Dissenters’ Damages”);
                    (v) any Taxes imposed on or assessed against PTI, the Surviving Corporation or any affiliate thereof as a result of the cancellation of Company Indebtedness into Company Preferred Stock prior to the Effective Time; provided, however, that for the avoidance of doubt, the Joinder Parties shall not be obligated to indemnify any PTI Indemnitee for any reduction in net operating losses or other tax attributes of the Company arising in connection with the cancellation of rights in exchange for equity, including pursuant to the Note and Warrant Cancellation Agreement, dated as of December 6, 2006, or in connection with any other transaction contemplated by this Agreement; and
                    (vi) the BD Litigation, to the extent such Damages are in excess of the BD Reserve.
In addition, to the extent that the full amount of the Diatos Milestone is not received by the Surviving Corporation on or prior to March 31, 2007, the Joinder Parties, severally and not jointly, shall indemnify and pay to the PTI Indemnitees an amount equal to the unpaid portion of the Diatos Milestone not received by the Surviving Corporation on or before March 31, 2007 (the “Diatos Obligation”), unless (a) prior to March 31, 2007, the Surviving Corporation and Diatos agree to terminate the Diatos Agreement or to modify the Diatos Agreement, in a form reasonably satisfactory to PTI, to provide for the assignment or transfer to the Surviving Corporation, PTI or an affiliate thereof of all marketing and distribution rights to OncoGel® provided for in the Diatos Agreement (the “Diatos Transfer”), (b) PTI or the Surviving Corporation agree to extend the time for payment of the Diatos Milestone, or (c) if any action or inaction of PTI or the Surviving Corporation has resulted in the nonpayment of the Diatos Milestone to the Surviving Corporation within such time frame. In the event that PTI has satisfied the Joinder Parties’ obligation to indemnify with respect to the Diatos Obligation by application of Holdback Shares pursuant to Section 10.4, and subsequent thereto, either (i) Diatos remits payment to the Surviving Corporation such that the full amount of the Diatos Milestone has been received by the Surviving Corporation (the “Diatos Full Payment”), or (ii) the Diatos Transfer has occurred, then PTI shall promptly credit the Holdback Shares with the number of PTI Ordinary Shares that equals the amount of the Diatos Obligation for which the Joinder Parties have previously indemnified the PTI Indemnitees. For purposes of any such credit to the Holdback Shares, the PTI Ordinary Shares that make up the credit will be valued at the closing mid-market price of a PTI Ordinary Share on the Official Daily List of the London Stock Exchange on the day before the Diatos Full Payment or the Diatos Transfer, as applicable.

          (b) PTI shall indemnify, save and keep the Joinder Parties and their successors and assigns (each, a “Joinder Party Indemnitee” and collectively, the “Joinder Party Indemnitees” harmless against and from all Damages sustained or incurred by any Joinder Party Indemnitee, as a result of or arising out of or by virtue of:
                    (i) any inaccuracy in or breach of any representation or warranty made by PTI or PTI Merger Sub in this Agreement; and
                    (ii) the breach by PTI or PTI Merger Sub of, or failure of PTI or PTI Merger Sub to comply with, any covenant or obligation under this Agreement to be performed by PTI or PTI Merger Sub (including PTI’s obligations under this Article X).
     SECTION 10.3 Limitations on Indemnification Obligations. (a) The Joinder Parties’ obligations pursuant to Section 10.2 are subject to the following limitations:
                    (i) The PTI Indemnitees shall not be entitled to recover under Section 10.2(a) until the total amount which the PTI Indemnitees would recover under Section 10.2(a), but for this Section 10.3(a), exceeds $* (the “Threshold”), and then the PTI Indemnitees shall be entitled to recover all Damages back to the first dollar of Damages incurred. The limitation in the preceding sentence shall not apply to any Damages for the breach of any covenant or agreement or representation or warranty under Section 4.1 (organization and qualification), Section 4.2 (capitalization), Section 4.3 (authority) and 4.15 (Taxes) (such representations and warranties, collectively, the “Excluded Representations and Warranties”) or Section 4.19 (brokers) or the Diatos Obligation (and such Damages with respect to any breach of any covenant or agreement, any of the Excluded Representations and Warranties, Section 4.19 or the Diatos Obligation shall not be counted in determining whether the Threshold has been exceeded).
                    (ii) The aggregate amount of indemnification that the PTI Indemnitees may receive, collectively, shall be an amount equal to * payable in immediately available funds or PTI Ordinary Shares from time to time having a per share value equal to the average closing offer price of a PTI Ordinary Share as shown on the Official Daily List of the London Stock Exchange for the twenty (20) days immediately preceding the date of payment in settlement of any claim for indemnification under Section 10.2(a) (the “Joinder Parties’ Cap”). The limitation in the preceding sentence shall not apply to any Damages for the breach of any of the Excluded Representations and Warranties or the Company’s covenants or agreements hereunder (and such Damages with respect to any breach of such covenant or agreement or any of the Excluded Representations and Warranties shall be limited to an amount equal to the dollar value of all PTI Ordinary Shares delivered to the holders of Company Stock pursuant to this Agreement on the date of such delivery).
          (b) PTI’s obligations pursuant to Section 10.2 are subject to the following limitations:
                    (i) The Joinder Party Indemnitees shall not be entitled to recover under Section 10.2(a) until the total amount that the Joinder Party Indemnitees would recover under Section 10.2(b), but for this Section 10.3(b), exceeds the Threshold, and then the Joinder Party Indemnitees shall be entitled to recover all Damages back to the first dollar of Damages incurred. The limitation in the preceding sentence shall not apply to any Damages for the breach of any covenant or agreement or representation or warranty under Section 5.1 (organization and qualification), Section 5.2 (authority), Section 5.3 (capitalization) (and such Damages with respect to any breach of any covenant or agreement or any of the representations and warranties set forth in Section 5.1, Section 5.2 and Section 5.3 shall not be counted in determining whether the Threshold has been exceeded).
                    (ii) The aggregate amount of indemnification that the Joinder Party Indemnitees may receive, collectively, to satisfy claims under Section 10.2(b) shall be * (the “PTI Cap”). The limitation in the preceding sentence shall not apply to any Damages for the failure of PTI to deliver the PTI Ordinary Shares to the holders of Company Stock pursuant to this Agreement, absent the occurrence of an event giving rise to PTI’s right to terminate this Agreement pursuant to Section 9.1 (such Damages for failure to deliver the PTO Ordinary Shares to the holders of Company Stock pursuant to this Agreement shall be limited to an amount equal to the dollar value of all PTI Ordinary Shares required to be delivered to the holders of Company Stock pursuant to this Agreement on the date such delivery would have been required).

* Confidential treatment requested.

          (c) In determining the amount of any Damages, the amount of such Damages shall be calculated net of any insurance proceeds and any indemnity, contribution or other similar payment received by any party claiming indemnification hereunder from any third party with respect hereto. In the event that any party claiming indemnification hereunder shall collect any available insurance proceeds and any indemnities, contributions or other similar payments from third parties following its receipt of indemnification from another party pursuant hereto, such party shall reimburse the other party or, in the event that PTI has applied any of the Holdback Shares, PTI shall redeposit any such PTI Ordinary Shares into the Holdback Shares in an amount equal to such proceeds or other payments used to reduce the amount of Damages as set forth in the first sentence of this Section 10.3(c).
     SECTION 10.4 Payment. (a) With respect to all claims for indemnification against the Joinder Parties pursuant to this Article X and for payment of the Diatos Obligation pursuant to Section 10.2(a), so long as the Holdback Shares have not been exhausted in full or the Holdback Period has not expired, Damages and/or the Diatos Obligation recoverable by a PTI Indemnitee against the Joinder Parties shall first be recoverable from the Holdback Shares and the PTI Indemnitees shall not be entitled to recover any payment from the Joinder Parties in satisfaction of the Joinder Parties’ indemnification obligations hereunder until the Holdback Shares have been exhausted in full; provided, however, that to the extent that the Holdback Shares are insufficient to so indemnify the PTI Indemnitees, have been exhausted on other claims or the Holdback Period has expired, each of the Joinder Parties shall, on a Joinder Party Pro Rata Basis, indemnify, save and hold the PTI Indemnitees harmless against and from all Damages or the Diatos Obligation sustained or incurred by any PTI Indemnitee, as a result of or arising out of the matters set forth in Section 10.2(a) above; provided further, however, that Dissenters’ Damages shall not be recoverable from the Holdback Shares but rather shall only be recoverable from the Joinder Parties on a Joinder Party Pro Rata Basis as set forth in Section 10.4(b) below.
          (b) All indemnification by the Joinder Parties may be effected by return to PTI or transfer to such person as PTI shall direct of PTI Ordinary Shares (having a per share value equal to the average closing offer price of a PTI Ordinary Share as shown on the Official Daily List of the London Stock Exchange for the twenty (20) days immediately preceding the date of return of such PTI Ordinary Shares) in the amount of the indemnification liability; provided, however, that indemnification for any Dissenters’ Damages shall only be effected by payment of cash or delivery of a certified or official bank check to PTI in the amount of the indemnification liability associated therewith. The Joinder Parties shall pay any and all reasonable transaction costs associated with a buy-back or arranged sale of PTI Ordinary Shares effected in connection with satisfaction of any of the Joinder Parties’ indemnification obligations under this Agreement.
          (c) With respect to all claims for indemnification against PTI pursuant to this Article X, all indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check to the Joinder Party Indemnitees in the amount of the indemnification liability.
     SECTION 10.5 Indemnification Procedure. (a) The PTI Indemnitee shall promptly notify the Representative (in accordance with Section 11.4) as to (i) the nature of any claims, damages, losses or liabilities asserted against the Joinder Parties or the PTI Indemnitee for which the PTI Indemnitee intends to seek indemnity hereunder and (ii) the commencement of any suit or proceeding brought to enforce the claims of any third party (a “Third Party Claim”); provided, however, that failure so to notify the Representative will not relieve the Joinder Parties from any liability which the Joinder Parties may have hereunder with respect to such claim except to the extent that such failure to notify the Representative results in loss or damage to the Joinder Parties or the forfeiture by the Joinder Parties of substantial rights or defenses otherwise available to the Joinder Parties with respect to such claim. The Joinder Parties shall have the right to assume the defense of such action or proceeding, including (i) the employment of counsel reasonably satisfactory to the PTI Indemnitee and (ii) the payment of the fees and disbursements of such counsel, so long as (A) the Representative notifies PTI in writing within 15 days after the PTI Indemnitee has given notice of the Third Party Claim that the Joinder Parties will indemnify the PTI Indemnitees from and against the entirety of any Damages (subject to the Joinder Parties Cap and PTI Cap, as applicable) the PTI Indemnitees may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Representative provides PTI with evidence reasonably acceptable to PTI that the Joinder Parties will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against or from PTI and (D) the Joinder Parties conduct the defense of the Third Party Claim actively and diligently. In the event that the Joinder Parties fail to assume the defense of the Third Party Claim or to employ counsel satisfactory to the PTI Indemnitee, in either case in a timely manner, or in the event any of the conditions in (A) through (D) above is or becomes unsatisfied, (i) PTI may defend against, and consent to the entry of any judgment or enter into any settlement with the consent of the Representative, which shall not be unreasonably withheld, with respect to, the Third Party Claim in any manner it reasonably may deem appropriate and (ii) the Joinder Parties will remain responsible for any Damages PTI may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Article 10. The Joinder Parties may consult with the PTI Indemnitee with respect to such defense; provided however, that if the defendants in any such action include both the Joinder Parties and the PTI Indemnitee and the Joinder Parties reasonably shall have concluded that there may be a conflict between the positions of the Joinder Parties and the PTI Indemnitee in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the PTI Indemnitee, the Joinder Parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Joinder Parties at the sole expense of the Joinder Parties. In any action or proceeding with respect to which indemnification is being sought hereunder, the Joinder Parties shall, at their sole cost and expense, assist and cooperate with the PTI Indemnitee in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the PTI Indemnitee may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Joinder Parties shall, upon request by the PTI Indemnitee or a representative thereof, and at the sole cost and expense of the Joinder Parties, attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, make available its own personnel, and effect settlements; and shall do whatever else is reasonably necessary and appropriate in connection with such litigation. The PTI Indemnitee or the Joinder Parties, as the case may be, shall at all times use reasonable efforts to keep the Joinder Parties or the PTI Indemnitee, as the case may be, reasonably apprised of the status of the defense of any claim the defense of which they are maintaining.
     (b) No PTI Indemnitee may settle or compromise any claim with respect to which indemnification is being sought hereunder without the prior written consent of the Representative; provided, however, that if a PTI Indemnitee requests such consent of the Representative with respect to a bona fide offer of settlement or compromise which includes an unconditional release of the PTI Indemnitee from all liability arising out of such claim with respect to claims against the PTI Indemnitee, such consent shall not be unreasonably withheld or delayed. The Joinder Parties may not, without the prior written consent of the Representative, settle or compromise or consent to the entry of any judgment in any claim with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the PTI Indemnitee from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any material manner affects, restrains or interferes with the business of the Surviving Corporation, any of the PTI Indemnitees or any of their respective affiliates.
          (c) In the event any party should have a claim against another party under this Agreement that does not involve a third party claim being asserted against or sought to be collected from such party (a “Direct Claim”), the party claiming indemnification shall deliver notice of such Direct Claim with reasonable promptness to the Representative or PTI, as the case may be, (i) stating that Damages have been incurred or paid or are reasonably anticipated to be incurred or paid; and (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was incurred or paid, or the basis for any anticipated liability, and the nature of the misrepresentation or breach of warranty or covenant or other matter to which such item is related (a “Claims Certificate”). The failure by any party to so notify the Representative or PTI, as the case may be, hereunder shall not relieve such party of their or its obligations hereunder except to the extent (and only to the extent) that the such party is actually and materially prejudiced by such failure. If the Representative or PTI, as the case may be, does not notify the party claiming indemnification hereunder within thirty (30) calendar days following its receipt of such notice that any Joinder Party or PTI, as the case may be, disputes its liability to the party claiming indemnification hereunder, such Direct Claim specified by the party claiming indemnification hereunder in such notice shall be conclusively deemed a liability of such Joinder Party or PTI, as the case may be. In the event the Representative or PTI, as the case may be, objects to any such claim within the period specified herein, the Representative and PTI shall attempt in good faith to agree upon the rights of the respective parties with respect to each such claim. If the Representative and PTI should so agree, PTI or the Joinder Parties, as the case may be, shall make disbursements in accordance with such agreement. If no such agreement can be reached after good faith negotiation with respect to any claim objection, either PTI or the Representative may demand arbitration of the matter and in either such event the matter shall be settled by arbitration conducted by one (1) arbitrator mutually agreeable to PTI and the Representative. In the event that within fifteen (15) days after submission of any dispute to arbitration, PTI and the Representative cannot mutually agree on one (1) arbitrator, PTI and the Representative shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third (3rd) arbitrator. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three (3) arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three (3) arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three (3) arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three (3) arbitrators, as the case may be, as to the validity and amount of any claim in such Claims Certificate shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions that shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held under the commercial arbitration rules then in effect of the American Arbitration Association in Salt Lake City, Utah. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including, without limitation, the respective expenses (including, without limitation, attorneys fees) of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. In allocating such fees, the arbitrators will consider such matters as whether the arbitration proceeding was frivolous or brought or defended in bad faith and which party’s negotiation offer most closely resembled the final arbitrated result.
     SECTION 10.6 Indemnification of Company Officers and Directors. The Surviving Corporation shall indemnify, defend and hold harmless the officers and directors of the Company as of the date hereof against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time (other than in connection with claims for indemnification pursuant to Section 10.2) to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company’s articles of incorporation and bylaws in effect at the date hereof (to the extent consistent with the URBCA). Additionally, for a period of five (5) years after the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to cause to be maintained, if available, directors’ and officers’ liability insurance covering those persons who are, as of the date of this Agreement, covered by directors’ and officers’ liability insurance policies of the Company in effect as of the date of this Agreement on terms comparable to those applicable to such officers and directors as of the date of this Agreement.
     SECTION 10.7 Sole Remedy. Except with respect to fraud or willful misconduct by or on behalf of a party and except with respect to claims for equitable relief, the parties’ rights to indemnification under this Article X constitute the parties’ sole and exclusive remedy for Damages with respect to any inaccuracy in, or any breach of, any representation, warranty, covenant or agreement of any party in this Agreement or in any certificate, instrument, document or agreement delivered by or on behalf of a party hereto pursuant to or in connection with this Agreement or any failure by a party to perform any covenant, agreement, obligation or undertaking in this Agreement or any such certificate, instrument, document or agreement.
ARTICLE XI
MISCELLANEOUS
     SECTION 11.1 Survival. The representations and warranties in this Agreement (including the exhibits hereto, the Company Disclosure Schedule and the Closing deliverables listed in Section 8.1 hereof) shall survive the Closing and the Effective Time and shall remain in full force and effect for a period of eighteen (18) months after the Effective Time; provided, however, that if there is an outstanding notice of a claim for indemnification thereunder at the end of such period, such period shall not end in respect of such claim until such claim is resolved, which the parties agree to use commercially reasonable efforts to resolve as soon as practicable. Notwithstanding any statement or provision herein to the contrary, (a) the Excluded Representations and Warranties and the representations and warranties contained in Section 4.18 (Intellectual Property) shall survive until the end of the period of the applicable statute of limitations; provided, however, that if there is an outstanding notice of a claim for indemnification thereunder at the end of such period, such period shall not end in respect of such claim until such claim is resolved, which the parties agree to use commercially reasonable efforts to resolve as soon as practicable; and provided, further, that unless PTI certifies in writing to the Representative within thirty (30) days’ of receipt of the last of the Patent Opinions by the Surviving Corporation and PTI, but in any event, not later than the date that is eighteen (18) months from the Effective Time, that PTI believes that the findings of the Patent Opinions with respect to the Company’s OncoGel® products, including ReGel® products as they relate thereto provide reasonable basis to anticipate a potential indemnification claim pursuant to Section 10.2(a) for breach of the representations and warranties set forth in Section 4.18 (Intellectual Property) the survival period with respect to the representations and warranties contained in Section 4.18 (Intellectual Property) shall be reduced to the date that is eighteen (18) months from the Effective Time; and (b) the covenants and agreements contained in this Agreement shall survive for the period specified in the particular covenant or agreement; provided, however, that no covenant or agreement in this Agreement shall be read in a manner that has the effect of extending the liability for breach of a representation or warranty beyond the time or dollar limitations explicitly applied to such representation or warranty in this Agreement.
     SECTION 11.2 Entire Agreement; Assignment. (a) This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
          (b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise, except as provided in Section 11.2(c). Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          (c) No party may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. The foregoing notwithstanding, (a) the PTI Merger Sub may, without the prior written consent of the Company, assign its rights and delegate its duties hereunder to PTI or any entity controlled thereby, provided that PTI Merger Sub shall not be relieved from any liability or obligation hereunder as a result of such assignment; and (b) the PTI Merger Sub may, without the prior written consent of the Company, assign its rights and delegate its duties hereunder to any Person with whom PTI merges with and into, acquires substantially all of the assets of PTI or that otherwise acquires or comes to control PTI, provided that PTI Merger Sub shall not be relieved from any liability or obligation hereunder as a result of such assignment.
     SECTION 11.3 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     SECTION 11.4 Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed effectively given only when personally delivered, when received by facsimile, other electronic means or overnight delivery via an international courier service, in each case, addressed as follows:

if to PTI or to PTI Merger Sub:	Protherics PLC
3 Creed Court
5 Ludgate Hill
London EC4M 7AA
United Kingdom
Facsimile: (0)20-7329-5924
Attn: Andrew Heath

with a copy to:	Waller Lansden Dortch & Davis, LLP
511 Union Street
Suite 2700
Nashville, Tennessee 37219
United States
Facsimile: (615) 244-6804
Attn: L. Hunter Rost, Esq.

if to the Company:	MacroMed, Inc.
2417 South 3850 West
Suite 150
West Valley City, UT 84120
United States
Facsimile: (801) 433-2561
Attn: Chief Executive Officer

with a copy to:	Wilson Sonsini Goodrich & Rosati, P.C.
2795 East Cottonwood Parkway
Suite 300
Salt Lake City, UT 84121
United States
Facsimile: (801) 993-6499
Attn: Mark Bonham, Esq.

If to the Representative:	Thomas Bergmann
c/o Thomas M. Rinderknecht, Rinderknecht Klein and
Stadelhofer
Beethovenstrasse 7, P.O. Box 2755
CH-8002 Zurich, Switzerland
Facsimile: 41-1-287-2400
or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
     SECTION 11.5 Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of Utah, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the laws of another jurisdiction. THE PARTIES HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER.
     SECTION 11.6 Divisions and Headings. The division of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
     SECTION 11.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 11.8 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.
     SECTION 11.9 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Utah or any Utah state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Utah.
     SECTION 11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic means shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for any purposes whatsoever.
     SECTION 11.11 Interpretation. (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The phrase “made available” in this agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.
          (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
     SECTION 11.12 Tax Advice and Reliance. Except as expressly provided in this Agreement, neither of the parties (nor any of the parties’ respective counsel, accountants or other representatives) has made or is making any representations to any other party (or to any other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax laws. Each party has relied solely upon the tax advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.
[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PROTHERICS PLC

By:	/s/ B. M. Riley

Name:	Barrington Marshall Riley

Title:	Finance Director

MACROMED ACQUISITION CORP.

By:	/s/ B. M. Riley

Name:	Barrington Marshall Riley

Title:	Finance Director

MACROMED INC.

By:	/s/ T. Bergmann

Name:	Thomas Bergmann

Title:	CEO

JOINDER
To facilitate the consummation of the transactions contemplated by this Agreement and in consideration of the benefits inuring to the undersigned under this Agreement, each undersigned Joinder Party hereby joins this Agreement for the purpose of being responsible, on a Joinder Party Pro Rata Basis, for the Joinder Parties’ obligations hereunder, including, but not limited to, the Joinder Parties’ indemnification obligations set forth in Article X.
Appointment of Representative:
     (a) Representative; Power and Authority. Each Joinder Party hereby appoints the Representative as agent and attorney-in-fact for each Joinder Party, for and on behalf of each such Joinder Party, with full power and authority to represent each Joinder Party and such Joinder Party’s successors and assigns with respect to all matters arising under this Agreement and all actions taken by the Representative under this Agreement will be binding upon each such Joinder Party and such Joinder Party’s successors and assigns as if expressly ratified and confirmed in writing by each of them. Without limiting the generality of the foregoing, the Representative shall have full power and authority, on behalf of each Joinder Party and such Joinder Party’s successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any Claims Certificates under this Agreement, to negotiate and compromise any dispute that may arise under this Agreement, to sign any releases or other documents with respect to any such dispute, to amend or waive any provision of this Agreement on behalf of the Joinder Parties and to receive any notices to the Joinder Parties, on behalf of the Joinder Parties, including Claims Certificates, provided for in this Agreement. A Joinder Party will be deemed a party or a signatory to any agreement, document, instrument or certificate for which the Representative signs on behalf of such Joinder Party pursuant to this Agreement. The individual serving as the Representative may be replaced from time to time by a vote of the Joinder Parties that, at the time of the Closing, held a majority of the PTI Ordinary Shares delivered pursuant to the Agreement, upon not less than ten days’ prior written notice to PTI.
     (b) Liability. In performing any of its duties under this Agreement or upon the claimed failure to perform its duties under this Agreement, the Representative will not be liable to the Joinder Parties for any Damages that the Joinder Parties may incur as a result of any act, or failure to act, by the Representative under this Agreement, and the Representative shall be indemnified and held harmless by the Joinder Parties for all Damages; provided, however, that the Representative will not be entitled to indemnification for Damages to the extent that a court of competent jurisdiction has finally determined that the actions or omissions of the Representative both (i) were taken or omitted not in good faith and (ii) constituted willful default under this Agreement. Accordingly, the Representative will not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of counsel given with respect to any questions relating to the duties and responsibilities of the Representative under this Agreement or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of such document’s provisions, but also as to the truth and accuracy of any information contained in such document, which the Representative does in good faith believe to be genuine, to have been signed or presented by the purported proper Person or Persons and to conform with the provisions of this Agreement. The limitation of liability provisions of this paragraph shall survive the termination of this Agreement and the resignation of the Representative.
[Signature page follows.]

JOINDER PARTIES
/s/ J. Gonella

JACQUES GONELLA, Ph.D.
/s/ Sung Wan Kim

SUNG WAN KIM, Ph.D.
/s/ Leonard S. Jacob

LEONARD JACOB, M.D., Ph.D.

SAMYANG CORPORATION,
a Republic of Korea corporation

By:	/s/ Dongho Lee

Name: Dongho Lee, Ph.D., M.D.
Title: Executive Vice President

SAMYANG GENEX CORPORATION,
a Republic of Korea corporation

By:	/s/ Rang Kim

Name: Rang Kim
Title: President and CEO

Exhibits

Exhibit 1.1	Amended and Restated Articles of Incorporation of Company
Exhibit 2.5	Articles of Incorporation of Surviving Corporation
Exhibit 7.10	Lock-up Agreement
Exhibit 7.11	Rule 145 Representation Letter
Exhibit 8.1(q)	Legal Opinion of Counsel to the Company
Exhibit 8.2(h)	Legal Opinion of Counsel to PTI
Exhibit 8.4(o)	Shareholder Voting Agreement